UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

MEETING DATE

May 11, 2022

QUAKER HOUGHTON

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice of Availability of Proxy Materials for Quaker Houghton’s 2022 Annual Meeting of Shareholders to be held on May 11, 2022. The Notice of Meeting, Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com.

Notice of Virtual Annual Meeting of Shareholders

TIME:	8:00 A.M., local time, on Wednesday, May 11, 2022

PLACE:	The 2022 Annual Meeting of Shareholders will be held remotely via the Internet at www.virtualshareholdermeeting.com/KWR2022. You will not be able to attend the annual meeting in person.

ITEMS OF BUSINESS:

(1)  To elect four directors.

(2)  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2022.

(3)  To transact any other business properly brought before the meeting and any adjournment or postponement thereof.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of the Company at the close of business on March 4, 2022.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2021 is included with this proxy statement.

It is important that your shares be represented at the meeting. Regardless of whether you plan to participate in the virtual shareholders’ meeting, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States. If you plan to participate in the virtual shareholders’ meeting, please see the instructions on page 1 of the Proxy Statement.

By Order of the Board of Directors,

Robert T. Traub

Senior Vice President, General Counsel

and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2022

Important Notice of Availability of Proxy Materials

for Quaker Houghton’s 2022 Annual Meeting of Shareholders to be held on May 11, 2022.

The Notice of Meeting, Proxy Statement and 2021 Annual Report to Shareholders

are available at www.proxyvote.com.

2022 Proxy Statement | i

ii | 2022 Proxy Statement	Quaker Houghton

PROXY STATEMENT

Proxy Statement

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2022 Annual Meeting of Shareholders, and at any and all postponements or adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held live via the Internet at www.virtualshareholdermeeting.com/KWR2022, at 8:00 A.M., local time, on May 11, 2022. You will not be able to attend the annual meeting in person.

We believe that a virtual meeting provides expanded shareholder access and participation and improved communications, while affording shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

The terms “we,” “our,” “us,” the “Company,” “Quaker” and “Quaker Houghton,” as used in this proxy statement, refer to Quaker Chemical Corporation doing business as Quaker Houghton.

This proxy statement, the accompanying form of proxy and a copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2021 are first being mailed to our shareholders on or about April 5, 2022.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two proposals and any other business properly brought before the meeting:

•	Election of four nominees to serve on our Board of Directors (or the “Board”); and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the four nominees named in this proxy statement; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

Who can attend the Annual Meeting?

This year’s annual meeting will be a virtual meeting of the shareholders conducted via live webcast. The meeting will be followed by a question and answer session. All shareholders of record on March 4, 2022 are invited to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

To attend the meeting please visit www.virtualshareholdermeeting.com/KWR2022. To participate in the annual meeting, you will need the 16-digit control number included on your notice or on your proxy card.

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PROXY STATEMENT

Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.

Only shareholders with a valid control number will be allowed to ask questions. Questions relevant to meeting matters will be taken and answered during the meeting as time allows, to emulate an in-person question and answer session. Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, https://investors.quakerhoughton.com/event-calendar, including information on when the meeting will be reconvened.

How do I submit a question at the Annual Meeting?

The virtual meeting affords shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/KWR2022 and typing your question into the “Ask a Question” field, and clicking “Submit.” You will need the 16-digit control number that appears on your proxy card.

Beneficial shareholders who do not have a control number should receive instructions from your broker, bank, or other nominee on how to submit questions at the annual meeting.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” The printed copies of the proxy materials have been sent directly to you by the Company, unless you previously consented to receive all proxy materials electronically via e-mail or the Internet.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the “shareholder of record” of your shares is your broker, bank or other nominee. The printed copies of the proxy materials have been forwarded to you by your broker, bank or other nominee, unless you previously consented to receive all proxy materials electronically via e-mail or the Internet. As the beneficial owner, you have the right to direct your broker,

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PROXY STATEMENT

bank or other nominee to vote your shares. The Company urges you to instruct your broker, bank or other nominee on how to vote your shares. Please understand that, if you are a beneficial owner, the Company does not know that you are a shareholder or how many shares you own.

How do I cast my vote if I am a shareholder of record?

You can cast your vote as follows:

•	Before the meeting:

-

via the Internet by visiting www.proxyvote.com and following the instructions provided so long as you vote by 11:59 P.M. Eastern Time on May 10, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 9, 2022 for shares held in a Plan (each, a “Cutoff Time”);

-	by telephone using the toll-free number listed on the proxy card so long as you vote by the applicable Cutoff Time; or

-

by mail, if you mark, sign and date the proxy card enclosed with this proxy statement, and return it in the postage paid envelope provided and the Company receives it no later than the applicable Cutoff Time.

•	During the meeting:

-	by visiting www.virtualshareholdermeeting.com/KWR2022. You will need the 16-digit control number that appears on your proxy card.

How do I cast my vote if I am a beneficial owner of shares held in street name?

As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares and it is required to vote your shares in accordance with your instructions. As explained below, under “How will my proxy be voted?”, your bank, broker or other nominee may, under certain circumstances, vote your shares on “routine” matters.

We recommend that you follow the voting instructions in the materials you receive from your broker, bank or other nominee to vote via the Internet, by telephone or by mail by the applicable Cutoff Time.

If I have given a proxy, can I revoke that proxy?

Your presence at the meeting will not in itself revoke any proxy you may have given. If your shares are held in your own name (i.e., you are the shareholder of record), you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker Houghton’s Corporate Secretary, Robert T. Traub, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Traub at Robert.Traub@quakerhoughton.com;

•	submit a properly signed proxy with a later date and the Company receives it no later than the applicable Cutoff Time;
•	voting online before the applicable Cutoff Time as described above; or
•	attending and voting at the virtual meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

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PROXY STATEMENT

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on a proposal, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted as follows:

•	Proposal 1: “FOR” the election of each of the four nominees named in this proxy statement to serve on our Board of Directors;
•	Proposal 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
•	In the discretion of the proxies on other matters properly brought before the meeting.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period before the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE may vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the NYSE rules, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposal on the ballot.

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you hold your shares in more than one account or with more than one broker and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

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PROXY STATEMENT

How many votes are required to approve each proposal, and what are the effects of abstentions and broker non-votes?

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/ Effect of Broker Non- votes(1)	Signed but Unmarked Proxy Cards(2)
Proposal 1	Election of directors	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	Majority of votes cast	No effect(3)	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included in determining whether a quorum is present.

(2)

If you are the shareholder of record and complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.

(3)

Under the Pennsylvania Business Corporation Law of 1988, abstentions and broker non-votes are not counted as “votes cast.” The “majority of votes cast” standard for approval requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal.

Our Amended and Restated Articles of Incorporation (the “Articles”) provide that, in an uncontested election, a nominee must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Under our Articles, if an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered the director’s resignation to the full Board of Directors. The Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Governance Committee’s recommendation and disclose its decision and the rationale for the decision. If a nominee fails to receive a majority of the votes cast and the Board of Directors accepts the director’s resignation or the director retires, there would be a vacancy created on the Board of Directors. Our Board of Directors would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board of Directors.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the highest number of votes, up to the number of directors to be elected in such election, would be elected.

What if a director nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute director nominee designated by our Board of Directors.

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PROXY STATEMENT

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election.

How many shares can be voted at the meeting and what is the total number of votes that can be cast?

As of March 4, 2022, the record date for the meeting, 17,894,745 shares of Quaker Houghton common stock were issued and outstanding. Every holder of Quaker Houghton common stock is entitled to one vote for each share held of record on the record date; therefore, at the annual meeting, a maximum of 17,894,745 votes can be cast.

How many votes may I cast at the meeting?

You will be entitled to cast one vote for each share of common stock you held on March 4, 2022, the record date for the meeting.

What is a “quorum”?

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the meeting, the proxy being solicited by the Board of Directors will give authority to Andrew E. Tometich and Robert T. Traub to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker Houghton’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker Houghton common stock.

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PROXY STATEMENT

Does the Company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker Houghton has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker Houghton’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Victoria K. Gehris, Assistant Secretary, at 1-610-832-4246, or inform her in writing at Quaker Houghton, Shareholder Services, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Victoria K. Gehris at the telephone number or address noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker Houghton’s proxy statement and annual report. You may request these documents by calling the telephone number or writing to the address noted above.

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PROPOSAL 1

Proposal 1 – Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Articles divide our Board of Directors into three classes, each consisting, as nearly as possible, of one-third of the directors. The shareholders elect the members of one class each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Currently, there are twelve directors, four directors in each of Class I, Class II and Class III. The current terms of the Class III directors expire at the 2022 annual meeting of shareholders. At the 2022 annual meeting, four Class III directors are to be elected with each member to serve a three-year term expiring in 2025 and until the director’s successor is duly elected and qualified. The current terms of the four directors in Class I expire at the 2023 annual meeting and the current terms of the four directors in Class II expire at the 2024 annual meeting.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No.

Who are the Board’s nominees this year?

Messrs. Mark A. Douglas, Sanjay Hinduja, William H. Osborne and Ms. Fay West are the nominees for election to the Board of Directors as Class III members. Each nominee, if elected, would hold office until our 2025 annual meeting of shareholders and until a respective successor is duly elected and qualified.

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PROPOSAL 1

Below is information about our nominees for election to the Board as Class III members, including descriptions of their qualifications and their business experience and directorships over the past five years:

Mark A. Douglas, 59

Director Since: 2013 Governance Committee (Chair) Sustainability Committee President and Chief Executive Officer, FMC Corporation Other U.S.-Listed Company Boards: FMC Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Management experience of a global chemical business

•	Experience in finance, industrial marketing, organizational development, global organizations, strategic planning, corporate development, technology and science

•	Complementary experience and continuing education through his service on the boards of both public and private companies

Mr. Douglas has been President and Chief Executive Officer of FMC Corporation since June 2020. FMC is an agricultural sciences company that advances farming through innovative and sustainable crop protection technologies. He previously served as President and Chief Operating Officer of FMC from June 2018 until May 2020. Prior to that role, he was President, FMC Agricultural Solutions from October 2012 through May 2018, President, FMC’s Industrial Chemicals Group from January 2011 to September 2012 and Vice President, Global Operations and International Development in 2010. Before joining FMC, Mr. Douglas held various senior management positions with Dow Chemical, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings. He was Vice President, President–Asia, Dow Advanced Materials from April to December 2009. Prior to that, he was based in Shanghai, China as Corporate Vice President, President–Asia of Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009. Mr. Douglas currently serves as a director of FMC Corporation and Crop Life International. He also serves on the board of trustees of the Pennsylvania Academy of Fine Arts.

Sanjay Hinduja, 57

Director Since: 2019 Governance Committee Chairman of Gulf Oil International Limited

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and mergers and acquisitions

•	Complementary experience and continuing education through his service on the board of private companies

Mr. Hinduja has been Chairman of Gulf Oil International Limited, which is part of the privately controlled Hinduja Group of Companies, since February 2001. He has been employed by the Hinduja Group of Companies since January 1988 and has been responsible for leading Gulf Oil’s global strategy and expansion. He was the Non-Executive Chairman of Gulf Oil Corporation Limited from August 2005 until September 2014. He currently serves as a member of the board of directors of Gulf Oil International Middle East Limited, Gulf Oil Middle East Limited, Gulf Oil Philippines Inc., Sangam Limited, Gulf Oil Marine Limited, and also serves as the Chairman of Gulf Oil Lubricants India Limited. Mr. Hinduja served as Chairman of Houghton International Inc. from January 2013 until its combination with Quaker Chemical Corporation. Mr. Hinduja currently serves as a trustee of the Hinduja Foundation UK, which is responsible for the Hinduja Family philanthropic activities in the UK.

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PROPOSAL 1

William H. Osborne, 62

Director Since: 2016 Compensation and Human Resources Committee Sustainability Committee Senior Vice President of Operations and Total Quality, Boeing Defense, Space & Security, The Boeing Company

DIRECTOR QUALIFICATION HIGHLIGHTS

•	30+ years of transportation industry experience

•	Seasoned executive with significant experience in accounting/finance, financial reporting, engineering, global manufacturing and quality, industrial sales and marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, divestitures and corporate development

Mr. Osborne has been Senior Vice President of Operations and Total Quality for Boeing Defense, Space & Security (BDS), one of The Boeing Company’s three business units, since May 2020. The Boeing Company is the world’s largest aerospace company and a leading manufacturer of commercial jetliners and defense, space and security systems. He also maintains oversight for Environment, Health & Safety at BDS. In addition to his current role, Mr. Osborne was named to a two-year assignment in October 2020 leading Boeing’s Manufacturing Council, during which he also will serve on the Boeing Executive Council. Previously, he was Boeing’s Senior Vice President, Enterprise Operations from May 2018 until April 2020. Before joining Boeing, he was Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, from August 2013 to April 2018. He was also Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010.

Fay West, 53

Director Since: 2016 Audit Committee (Chair) Governance Committee Senior Vice President and Chief Financial Officer of Tennant Company

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, mergers and acquisitions, divestitures and business restructuring, organizational development, global organizations, strategic planning, governance and corporate development

•	Complementary experience and education in corporate governance through her prior service on the board of another public company

Ms. West has been Senior Vice President and Chief Financial Officer of Tennant Company, a world leader in the design, manufacture, and marketing of solutions that help create a cleaner, safer, healthier world, since April 15, 2021. Prior to joining Tennant, Ms. West was Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry, from October 2014 until April 14, 2021. She also served as Senior Vice President and Chief Financial Officer of SunCoke Energy Partners, L.P., a publicly traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries, from October 2014 until its merger with SunCoke Energy Partners GP LLC in January 2020. Previously, she was SunCoke Energy’s Vice President and Controller from February 2011 to October 2014 and Vice President and Controller of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. from July 2012 to October 2014. Prior to joining SunCoke Energy, Ms. West was Assistant Controller at United Continental Holdings, Inc., an airline holding company, from April 2010 to January 2011. She served as a director of SunCoke Energy Partners, L.P. from October 2014 until June 2019.

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PROPOSAL 1

The Board believes that, in addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, each director nominee has significant leadership experience derived from such director’s professional experience and has a reputation for integrity and honesty and adheres to high ethical standards. These attributes have led the Board to conclude that each of the nominees should continue to serve as a director of Quaker Houghton. The process undertaken by the Company’s Governance Committee in recommending these nominees is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

The Board recommends that you vote “FOR” the election of Mark A. Douglas, Sanjay Hinduja, William H. Osborne and Fay West as directors of Quaker Houghton.

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CONTINUING DIRECTORS

Biographies of Continuing Directors

Below is information about our incumbent directors who were elected as Class I members of the Board in 2020 and whose terms expire in 2023, including descriptions of their qualifications and business experience and directorships over the past five years:

Donald R. Caldwell, 75

Director Since: 1997

Lead Director

Audit Committee

Compensation and Human

Resources Committee

Chairman and Chief Executive

Officer of Cross Atlantic Capital

Partners, Inc.

Other U.S.-Listed Company

Boards:

Lightning Gaming, Inc.

Simplicity Esports and Gaming Co.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Deep financial, entrepreneurial and business expertise perspective, especially on strategic and financial matters

•	Experience in financial reporting, risk assessment, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance, finance and strategy as a member of the boards and board committees of other public companies

Mr. Caldwell, an experienced and successful investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, and has served as its Chairman and Chief Executive Officer since 1999. He was Chief Executive Officer of InsPro Technologies Corporation, a company that focuses on providing a policy administration software solution in the insurance industry, one of Cross Atlantic Capital Partners’ portfolio companies from January 2015 to October 2017. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses, from February 1996 to February 1999. He has been our Lead Director since 2016. He is a director of Lightning Gaming, Inc., a Cross Atlantic Capital Partners’ portfolio company. In addition, he is currently a director of Haverford Trust Company and a director of Simplicity Esports and Gaming Company (formerly known as I-AM Capital Acquisition Company). He served as a director of Fox Chase Bancorp. Inc. from October 2014 to July 2016. He also served as a director and Chairman of InsPro Technologies Corporation from 2008 to 2020, as a director of Rubicon Technology, Inc. from February 2001 to November 2017, and as a director of Amber Road Inc., from March 2005 to December 2016.

Robert H. Rock, 71

Director Since: 1996 Compensation and Human Resources Committee (Chair) Governance Committee Chairman of MLR Holdings, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in organizational development, global organizations, governance, strategic planning and corporate development

•	Complementary experience and continuing education through his current and former service on the boards of both public and private companies

Mr. Rock has been Chairman of MLR Holdings, LLC, an investment company operating in the publishing and information industry, since January 2015, having also served as Chief Executive Officer from January 2015 until June 2021, and President of MLR Holdings, LLC (and its predecessor, MLR Publishing Company) since 1989. Previously, he was Chairman of The Hay Group, a management consulting firm, from 1984 to 1987. He currently is a trustee of The Penn Mutual Life Insurance Company.

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CONTINUING DIRECTORS

Ramaswami Seshasayee, 73

Director Since: 2019 Audit Committee Compensation and Human Resources Committee Former Managing Director and Chief Executive Officer of Ashok Leyland Limited India

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in accounting/finance, financial reporting, risk assessment, industrial marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing

•	Extensive experience in the transportation industry

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Seshasayee was the Managing Director and Chief Executive Officer at Ashok Leyland Limited, India, a company reported to be the second largest manufacturer of commercial vehicles in India, the fourth largest manufacturer of buses in the world and the twelfth largest manufacturer of trucks, from April 1998 to March 2011; its Executive Vice Chairman from April 2011 until March 2013; and its Non-Executive Vice Chairman from April 2013 until July 2016. Mr. Seshasayee currently serves as a member of the board of directors of Asian Paints, Ltd. Mr. Seshasayee served as Chairman of IndusInd Bank Ltd. India from June 2007 until August 2019. Prior to the combination with Quaker Chemical Corporation, he also served as a member of the board of directors of Houghton International Inc. from April 2013 until 2019.

Andrew E. Tometich, 55

Director Since: 2021 Chief Executive Officer and President

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his critical leadership position within Quaker Houghton and senior leadership roles over the course of his career

•	Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, corporate development, research and development and manufacturing

Mr. Tometich, who has been employed by the Company since October 2021, has served as Chief Executive Officer and President since December 2021. Prior to joining the Company, Mr. Tometich served as Executive Vice President, Hygiene, Health and Consumable Adhesives at H.B. Fuller Company, a leading global adhesives provider focusing on perfecting adhesives, sealants, and other specialty chemical products to improve products and lives, from August 2019 until September 2021. Previously, Mr. Tometich was Senior Vice President, Specialty Materials Business at Corning Incorporated, one of the world’s leading innovators in materials science with deep manufacturing and engineering capabilities from September 2017 until August 2019. Additionally, Mr. Tometich was President, Performance Silicones Business Unit at The Dow Chemical Company, a leader in specialty chemicals, from June 2016 until February 2017 after having positions of increasing responsibility at Dow Corning Corporation and its subsidiaries from 1989 through 2016.

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CONTINUING DIRECTORS

Below is information about our other incumbent directors who were elected as Class II members of the Board in 2021 and whose terms expire in 2024, including descriptions of their qualifications and business experience and directorships over the past five years:

Michael F. Barry, 63

Director Since: 2008 Chairman of the Board Other U.S.-Listed Company Boards: Livent Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his critical leadership positions within Quaker Houghton

•	Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing

•	Complementary experience and continuing education in corporate governance through his current and former service on the boards of other public companies

Mr. Barry has been our Chairman of the Board since May 2009. He was our Chief Executive Officer and President from October 2008 until his retirement on November 30, 2021. He previously held leadership and executive positions of increasing responsibility since joining the Company in 1998. Since 2018, Mr. Barry has also served as a director of Livent Corporation and from 2010 to 2020, he served as a director at Rogers Corporation.

Charlotte C. Decker, 57

Director Since: 2020 Audit Committee Former Chief Information Technology Officer of UAW Retiree Medical Benefits Trust Other U.S.-Listed Company Boards: Federal Home Loan Bank of Indianapolis

DIRECTOR QUALIFICATION HIGHLIGHTS

•	25+ years of information technology experience across several major industries

•	Extensive experience in cybersecurity and information technology

•	Experience in financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing

•	Complementary experience and continuing education in corporate governance through her service on the board of another public company

Ms. Decker was the Chief Information Technology Officer of the UAW Retiree Medical Benefits Trust, the largest non-governmental purchaser of retiree health care in the United States, covering over 632,300 members, from December 2014 to February 1, 2022. Prior to joining UAW, Ms. Decker served as an IT Management Consultant at Data Consulting Group (DCG), a privately held, minority-owned corporation offering a wide range of management consulting, staff augmentation and outsourcing services, from August 2014 until December 2015. Prior to joining DCG, Ms. Decker served as Vice President and Chief Technology Officer of Auto Club Group, a not-for-profit organization, which provides more than 59 million members with automotive, travel, insurance and financial services through its federation of 34 motor clubs and nearly 1,100 branch offices across North America, from September 2008 through June 2014. Ms. Decker has over 25 years of information technology experience through various leadership positions, including 18 years at Ford and General Motors. Both Ford and General Motors are multinational corporations that design, manufacture, market and distribute vehicles worldwide. Ms. Decker also currently serves as a director of the Federal Home Loan Bank of Indianapolis where she is Chair of the Information Technology Committee.

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CONTINUING DIRECTORS

Jeffry D. Frisby, 66

Director Since: 2006 Audit Committee Sustainability Committee (Chair) Executive Chairman of PCX Aerostructures, LLC Other U.S.-Listed Company Boards: Astronics Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in manufacturing, particularly in the aerospace industry

•	Experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, governance, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Frisby has been Executive Chairman of PCX Aerostructures, LLC since September 8, 2021, having served as President and Chief Executive Officer from April 2017 until September 7, 2021. PCX Aerostructures, LLC doing business as PCX Aerosystems, is a leading provider of flight critical mechanical systems and components for rotorcraft and fixed wing aerospace platforms. Prior to joining PCX, he was Chief Executive Officer of Triumph Group, Inc., a public company that manufactures aerospace structures, systems and components, from July 2012 to April 2015, and its President from July 2009 to April 2015. He was also Triumph’s Chief Operating Officer from July 2009 to July 2012. Prior to that position, he was Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. He currently serves as a director of Astronics Corporation and PCX Aerostructures, LLC.

Michael J. Shannon, 61

Director Since: 2019 Sustainability Committee Former Chief Executive Officer of Houghton International Inc. Other U.S.-Listed Company Boards: Hexion Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his leadership roles in global chemical businesses

•	Experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, research and development, and manufacturing

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Shannon was the Chief Executive Officer of Houghton International Inc., a global leader in delivering advanced metalworking fluids and services for the automotive, aerospace, metals, mining, machinery, offshore and beverage industries, from December 2015 until July 2019. Previously, he was Houghton’s Chief Operating Officer from April 2014 until November 2015. Mr. Shannon joined Houghton in 2009 as Senior Vice President Global Operations, Supply Chain, Information Technologies (IT) and Environmental, Health and Safety (EH&S) before assuming additional commercial responsibilities prior to becoming Chief Operating Officer. Prior to joining Houghton, he spent 24 years at Ashland Inc. in various senior-level positions including Corporate Officer and President of Global Supply Chain. Mr. Shannon served as a member of the board of directors of Houghton International Inc. from December 2015 until its combination with Quaker Chemical Corporation. He also served as a director of Reichhold Chemical from June 2016 to July 2017. He currently serves as a member of the board of directors of Hexion Inc.

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CORPORATE GOVERNANCE

Corporate Governance

Leadership Structure

Quaker Houghton’s business is conducted by its officers, managers and employees under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO had historically also been the Chairman of the Board. However, in light of the significant growth in the size and complexity of the Company and Mr. Barry’s decision to retire at the end of 2021, the Board concluded that it was appropriate, after Mr. Barry’s retirement, to separate the roles of CEO and Chairman of the Board.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a biennial basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Directors, Chairman and CEO. The Lead Director also ensures that the respective responsibilities of the directors and the Chairman are understood; collaborates with the Chairman and CEO to ensure the appropriate flow of information to the Board; works with the Chairman to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman and CEO the substance of such discussions. Donald R. Caldwell has served as our Lead Director since 2016 and was reappointed to the position for a two-year term in May 2020.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to disclose, among other things, any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided by the directors, the Board determined at its meeting held on February 23, 2022, that all non-employee directors who served in fiscal 2021, with the exception of Michael J. Shannon, as well as each nominee for director and those non-employee directors who will continue to serve after our 2022 annual meeting of shareholders, are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent directors are Donald R. Caldwell, Charlotte C. Decker, Mark A. Douglas, Jeffry D. Frisby, Sanjay Hinduja, William H. Osborne, Robert H. Rock, Ramaswami Seshasayee and Fay West. With respect to Mr. Osborne, the Board considered the scope and nature of the business Quaker Houghton transacts with The Boeing Company, a company at which Mr. Osborne is currently serving as Senior Vice President of Operations and Total Quality for Boeing Defense, Space & Security (BDS), one of The Boeing Company’s three business units, as further discussed under “Certain Relationships and Related Party Transactions,” and determined per the Company’s Corporate Governance Guidelines that the transactions between the Company and The Boeing Company are not material to him and do not impair his independence or present a conflict of interest in connection with his service on the Board. With respect to Mr. Shannon, the Board considered the scope and nature of the business Quaker Houghton transacts with Hexion Inc., a company at which Mr. Shannon is currently serving on the Board of Directors, as further discussed under “Certain Relationships and Related

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Party Transactions,” and determined per the Company’s Corporate Governance Guidelines that the transactions between the Company and Hexion Inc. are not material to him and do not present a conflict of interest in connection with his service on the Board.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he previously served as an executive officer of the Company, Andrew E. Tometich is not independent because he currently serves as an executive officer of the Company and Michael J. Shannon is not independent because he served as an executive officer of Houghton International Inc. There are no family relationships between any of the Quaker Houghton directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker Houghton a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of relevant areas.

Quaker Houghton’s Board includes twelve directors who are or have served as chief executive officers or in other senior management roles, ten directors with specialized accounting and finance knowledge, eight directors with experience in the chemical industry or other technology or science areas, nine directors who have served on the boards of other public companies, twelve directors with international business experience and nine directors with experience in industries served by Quaker Houghton. The Governance Committee will continue to evaluate the needs of Quaker Houghton and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker Houghton’s Board of Directors and the needs of Quaker Houghton and its shareholders with respect to the particular talents, experience and capacities of its directors, including: experience in industries similar to Quaker Houghton’s; managerial and other leadership experience; business acumen and other particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies that the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions of the individual as a member of the Board.

Under Quaker Houghton’s Corporate Governance Guidelines, directors who also serve as CEOs or in equivalent positions should not serve concurrently on more than three other boards of public companies in addition to the Quaker Houghton Board, and directors who do not serve as CEOs or in equivalent positions should not serve concurrently on more than four other boards of public companies in addition to the Quaker Houghton Board. Under the listing standards of the NYSE, without specific approval from the Board, no member of the Audit Committee may serve on more than three public company audit committees in addition to Quaker Houghton’s Audit Committee.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills

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and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

Summary of Director Core Competencies

The following chart summarizes the core competencies currently represented on our Board.

SKILLS	DIRECTORS WITH EXPERIENCE

Senior Leadership	12

Accounting / Financial Experience	10

Technology / Science / Chemical Industry	8

Other Public Company Board Experience	9

International Business Experience	12

Industry Knowledge	9

Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among others, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole. Forty-two percent (42%) of our Board is comprised of directors who self-identify as minorities or persons of color, and women.

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All but three of our continuing directors are independent and our Board has a mix of relatively newer and longer-tenured directors. The charts below show board makeup by various characteristics:

Shareholder Nominations and Recommendations

The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2023 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by sending written notice to our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 10, 2023, but no earlier than January 11, 2023 (except that if the date of the 2023 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2022 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2023 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2023 annual meeting or, if the first public announcement of the date of the 2023 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; and (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com.

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In addition to a shareholder’s ability to nominate candidates for election as directors as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker Houghton’s 2022 Annual Meeting.

Board Oversight of Risk

The Board is responsible for the overall oversight of the Company’s risk management practices. The Board regularly reviews the material risks associated with the Company’s business plans and operations as part of its oversight of the Company’s strategic direction and ongoing activities. The full Board retains primary oversight of systemic risk, as well as certain key risks, including those associated with our strategic plan, capital structure and development activities and those associated with significant external events. Consistent with the Company’s By-Laws, the Board has delegated oversight of the Company’s management of material risks within committees’ areas of responsibility to the Audit Committee, the Compensation and Human Resources Committee, and the Sustainability Committee as applicable.

The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks, including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk, such as loss of property, cyber-security, business interruption and other exposures traditionally mitigated through insurance products.

The Compensation and Human Resources Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage an appropriate (and not excessive) level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes.

The Sustainability Committee is responsible for monitoring and evaluating the Company’s approach to sustainability and assisting in the integration of sustainability planning into the Company’s business planning and strategy, risk management, process and culture. Accordingly, the Sustainability Committee has oversight over risks that are potentially implicated in connection with sustainability matters.

At meetings of the Board and its committees, Company management routinely presents on developments that could affect the Company’s existing risks or risk profile, providing the directors with an opportunity to discuss these risks and the Company’s risk mitigation practices and promoting a coordinated approach to risk oversight. Further, this oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Throughout 2021, the Board exercised continuous oversight of the Company’s strategy and response to the ongoing COVID-19 pandemic, particularly with respect to the social, IT environment/information security and financial challenges presented, receiving frequent updates from management not only in regular meetings

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but also through the receipt of periodic information throughout the year. This regular dialogue and access to information provided the Board with tools to effectively exercise its oversight function and provide leadership and support to management during unprecedented times.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Robert T. Traub, Senior Vice President, General Counsel and Corporate Secretary, at the address set forth below. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker Houghton and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation and Human Resources, Governance and Sustainability Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com or by written request addressed to Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Global Controller, Senior Treasury Analyst, each Controller at majority-owned affiliates, Assistant Controller, and other individuals performing similar functions designated by the Board). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Houghton Hotline at 1-800-869-9414 or 1-503-747-1970 from outside the United States. The Quaker Houghton Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week. Alternatively, any employee, shareholder or other interested party may

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report such activity or issues via https://quakerhoughton.ethicspoint.com, an independent third-party provider. At that website, an interested party will be provided with a case number, which will allow the individual to request a follow-up. To further track the case, one may also request a login and password, which will allow the individual to follow-up on the case as necessary.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any requested waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2021. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers on our website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

Employee, Officer and Director Hedging

As described in the Company’s Policy Relating to Confidentiality of Information and Insider Trading in Securities, directors, officers and employees of Quaker Houghton and its subsidiaries, may not participate in hedging type activities in Quaker Houghton stock, including trading in puts, calls or similar options on Quaker Houghton stock or selling Quaker Houghton stock “short.” Such individuals may, however, receive and exercise stock options granted to them by Quaker Houghton.

Quaker Houghton At-A-Glance

On August 1, 2019, Quaker Chemical Corporation completed its combination (the “Combination”) with Houghton International Inc. (“Houghton”). Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge, and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, and robust research and development, we seek to help our customers optimize processes, reduce costs, advance safety and sustainability, and advance progress.

During the year ended December 31, 2021, Quaker Houghton achieved net sales of $1.761 million and net income of $121.4 million. These results reflect challenging market conditions resulting from the COVID-19 pandemic, raw material availability, supply chain disruptions, the shortage of semiconductors which impacted many of our customers, and the inflationary environment that manifested itself in mid-2021.

Commitment to Sustainability

We, at Quaker Houghton, understand that we have a great responsibility to act sustainably towards our environment, communities, colleagues and customers. At its core, sustainability focuses attention on meeting the needs of the present while managing environmental, social and economic concerns in a responsible and ethical manner so that future generations are healthy and successful.

In 2021, we have continued to dedicate significant resources towards our Sustainability Program and in order to ensure total alignment with our business strategy we have restructured our Sustainability organization to report directly to the Chief Strategy Officer. The Board Sustainability Committee, consists

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entirely of non-management directors, all of whom have substantial relevant industry experience as well as expertise in sustainability matters. Our executive Sustainability Steering Committee includes, among others, our Chief Strategy Officer and Senior Manager, Corporate Sustainability. Both committees were active in 2021 and provided oversight on strategy, disclosure alignment and governance related to sustainability matters.

As an output of the materiality assessment we completed late in 2020 (which involved many stakeholders including investors, customers, suppliers, and colleagues), in August of 2021 we launched our Sustainability Program which includes our short- and long-term goals that are closely aligned with the United Nations Sustainable Development Goals. The program provides areas of strategic focus and provides a framework of new initiatives to be implemented, as well as a roadmap to build them into an integrated management approach.

Our approach to sustainability is built on four key pillars, outlined below, that support our vision and align to our core values: (i) live safe; (ii) act with integrity; (iii) drive results; (iv) exceed customer expectations; (v) embrace diversity; and (vi) do great things together. By fostering a culture that exemplifies our core values, we gain, as a company, unique perspectives, backgrounds and varying experiences to ensure continued long-term success.

Innovating Together for a Better Tomorrow

•	Minimizing hazards in our portfolio
•	Formulating with renewable raw materials
•	Transitioning our solutions to support a low carbon economy

Protecting Our Planet

•	Reducing our direct emissions
•	Managing our water responsibly
•	Minimizing our waste

Empowering Our Colleagues and Communities

•	Embracing diversity and inclusion
•	Investing in our people’s growth and development
•	Supporting our local communities’ development
•	Empowering our colleagues to live safe

Sourcing Our Materials Responsibly

•	Confirming sustainable sourcing of raw materials
•	Ensuring everyone in the supply chain is treated with dignity and respect

Our Sustainability Report, published annually and available on our website, includes more information about our program and corresponding short and long term goals. Our 2020 Sustainability Report is available on our website at: https://www.quakerhoughton.com/sustainability, and our 2021 Sustainability Report is expected to be available on our website within 20 days following the date of this proxy statement. Information in these reports and on our website is not incorporated into this proxy statement.

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We anticipate that our 2021 Sustainability Report will be aligned to the Sustainability Accounting Standards Board (SASB) Chemical Industry Standards and the Global Reporting Initiative (GRI). The report also will reflect how the core elements of the Task Force on Climate-related Financial Disclosure (TCFD) have been incorporated into our strategy, governance and disclosure.

Human Capital Management

Quaker Houghton considers its employees as its greatest strength in differentiating our business and strengthening our market positions. We have established core values that are inclusive of embracing diversity and creating a culture where we learn from and are inspired by the many cultures, backgrounds and knowledge of our team members. The Company’s goal is to have an organization that is inclusive of all of its people and is representative of the communities in which we operate. The Company’s core values are: (i) live safe; (ii) act with integrity; (iii) drive results; (iv) exceed customer expectations; (v) embrace diversity; and (vi) do great things together. Our core values embody who we are as a company, guide our decisions and inspire us. Our commitment to these values, in words and actions, builds a stronger Quaker Houghton, and these values guide the Company’s internal conduct and its relationship with the outside world. By fostering a culture and environment that exemplifies our core values, we gain, as a company, unique perspectives, backgrounds and varying experiences to ensure continued long-term success. The Company respects and values all of its employees and believes belonging, inclusion, diversity and equality are essential to drive the Company’s success.

Workplace Safety

The Company is committed to maintaining a strong safety culture and to emphasizing the importance of its employees’ role in identifying, mitigating and communicating safety risks. The Company maintains policies and operational practices that communicate a culture where all levels of employees are responsible for safety. We believe that the achievement of superior safety performance is both an important short-term and long-term strategic goal in managing our operations. The Company emphasizes ten “lifesaving rules” which make a significant difference in preventing serious injuries and fatalities. The Company also requires all employees to regularly complete safety trainings. Additionally, our senior management team is closely involved in our safety programs, and conducts regular reviews of safety performance metrics and reviews the Company’s safety performance during Company-wide meetings.

Talent Management and Retention

Maintaining a robust pipeline of talent is crucial to the Company’s continued success and is a key aspect of succession planning efforts across the organization. The Company’s leadership and human resources teams are responsible for attracting and retaining top talent by facilitating an environment where employees want to show up to work and do great things together. To achieve sustained high performance, Management invests in the development, safety and wellbeing of its employees. We measure training hours, turnover, time to hire, and diversity hiring to assess our progress in these areas. Additionally, the Company regularly evaluates its compensation and benefits package, including health and wellness benefits, paid-time off policies, monetary compensation and educational reimbursements, to ensure that the Company’s total compensation and benefits packages are aligned with our business strategy, organizational culture, and diversity and inclusion philosophy while ensuring we remain competitive in the markets we serve while following local and statutory wage and benefits laws and guidelines.

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CORPORATE GOVERNANCE

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified because they do not relate strictly to historical or current facts, and include statements as to our intents, beliefs and goals, among other things. We caution you not to place undue reliance on our forward-looking statements. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, many of which are beyond our control. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to their businesses, including our customers’ willingness to participate in our sustainability initiatives and our ability to devote adequate resources to such initiatives. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions such as the current conflict between Russia and Ukraine, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks or other acts of violence, and other factors related to the Combination, other acquisitions and integration efforts.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and in our quarterly and other reports filed from time to time with the SEC. We do not intend to update or revise any forward-looking statements to reflect new information or future events or for any other reason.

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COMMITTEES

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation and Human Resources, Governance, and Sustainability Committees. Each member of these committees (other than Mr. Shannon who serves on the Sustainability Committee) is independent, as defined for members of the respective committee in the listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has affirmatively determined that four out of five members of the Audit Committee, including its current Chair, Fay West, meet the criteria for an “audit committee financial expert” as defined by the SEC and that William H. Osborne and Michael J. Shannon, although not currently members of the Audit Committee, also meet this financial expert criteria. The Board of Directors has adopted a charter for each of these committees. Each committee reports its actions to the full Board at the Board’s next regular meeting. A summary of the principal duties of each committee follows the table below.

Committee Membership and Meetings Held in 2021

Name	Audit	Compensation and Human Resources	Governance	Sustainability
Donald R. Caldwell	X	X
Charlotte C. Decker	X
Mark A. Douglas			CHAIR	X
Sanjay Hinduja			X
Jeffry D. Frisby	X			CHAIR
William H. Osborne		X		X
Robert H. Rock		CHAIR	X
Ramaswami Seshasayee	X(1)	X
Michael J. Shannon	X(2)			X
Fay West	CHAIR		X
Number of Meetings in 2021(3)	7	5	7	4

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2021, unless otherwise indicated.

(1)	Committee member since May 12, 2021.

(2)	Committee member until April 29, 2021, at which time Mr. Shannon resigned.

(3)

The Board of Directors held six regular meetings and three special meetings in 2021. The special meetings were held in executive session as they related to the CEO transition process. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2021 for the periods he or she was a director (including, with respect to the non-employee directors, the special meetings held in executive session).

Time is regularly scheduled at each regular meeting for the non-employee and independent directors to meet as a separate group. The Chairman acts as chairperson during the executive and non-management executive sessions and the Lead Director acts as chairperson during the independent directors executive session. Consistent with NYSE requirements, to the extent any non-employee director is not independent, at least once a year, the independent directors meet in executive session including only independent directors.

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COMMITTEES

Quaker Houghton does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. All of the directors serving at that time attended the virtual 2021 Annual Meeting of Shareholders except Ramaswami Seshasayee.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the earnings press releases and the annual and quarterly financial statements, including disclosures in the Company’s SEC Reports under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit concerns or difficulties and management’s response.
•	Reviews the Company’s financial reporting and accounting standards and principles, material changes to the accounting policy and financial reporting practices.
•	Reviews and approves related party transactions.
•

Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker Houghton’s internal controls.

•

Reviews the experience and qualifications of the senior members of the internal auditor and the quality control procedures of the auditor and sets policies for the hiring of employees for the independent accounting firm.

•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker Houghton’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.
•	Provides oversight of IT and cybersecurity activities and programs.

Compensation and Human Resources Committee:

•

Reviews the Company’s Compensation, Benefit and People Management programs to ensure alignment with business strategy, Company culture and diversity and inclusion philosophy. Provides recommendations to the Board as required by the plan.

•	Collaborates to align strategic initiatives with all Board appointed committees.
•

Reviews and approves matters affecting CEO and Executives including annual, short-term and long-term incentive programs, performance targets and achievements against objectives, and to make recommendations to the Board regarding the CEO’s compensation.

•	Reviews and approves the design and structure of incentive-based compensation plans and equity-based plans.
•	Reviews and recommends to the Board for approval performance criteria for annual and long-term incentive plans.
•

Regarding any severance arrangements, change-in-control agreements, equity awards, or special or supplemental benefits in relation to an employment agreement, to make recommendations to the Board for the CEO and to approve, as recommended by the CEO, for all other officers.

•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

•

In consultation with Management, oversee regulatory compliance with respect to executive compensation matters, including overseeing the Company’s policies on structuring compensation programs to pursue tax deductibility, and, as and when required, establish performance goals and certify the attainment of such goals.

•	To assure an annual management succession review by Management with the Board.

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COMMITTEES

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes as appropriate.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker Houghton’s Corporate Governance Guidelines.
•	Conducts an annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

Sustainability Committee:

•	Evaluates and advises the Board and the Company on the Company’s safety, environmental and sustainability programs.
•

Reviews these programs (objectives, plans, and performance) and recommends actions, as necessary, to ensure continuous performance improvement and alignment with internal and external expectations and business strategy.

•	Monitors program goals in light of environmental and social trends and expectations.
•	Evaluates employee occupational safety and health, process safety and monitors environmental responsibility programs.
•	Monitors the Company’s sustainability program, including program development and advancement, goals and objectives, and progress toward achieving those objectives.
•

Reviews and advises on the Company’s policies and procedures relating to sustainability and social responsibility activities, including those pertaining to: energy consumption, water usage, climate change, greenhouse gases and other emissions, waste disposal, recycling, and global social matters.

Our Board committees each operate under a charter that has been posted on the Company’s website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

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INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation and Human Resources Committee during the year ended December 31, 2021 are Robert H. Rock (Chair), Donald R. Caldwell, William H. Osborne and Ramaswami Seshasayee, each of whom is an “independent” director under the rules of the NYSE and our Corporate Governance Guidelines. No member of the Compensation and Human Resources Committee was, during 2021, or had previously been, an officer or employee of Quaker Houghton or its subsidiaries nor had any material interest in a transaction with Quaker Houghton or a business relationship with, or any indebtedness to, Quaker Houghton, in each case that would require disclosure under applicable rules of the SEC. During 2021, no executive officer of Quaker Houghton served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker Houghton’s Board of Directors or Compensation and Human Resources Committee.

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EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis section is to explain to shareholders and our other stakeholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2021, who are Michael F. Barry, Andrew E. Tometich, Mary Dean Hall, Shane W. Hostetter, Joseph A. Berquist, Jeewat Bijlani, and Wilbert Platzer, as well as the Company’s other senior officers.

Executive Summary

The Company is engaged in highly specialized businesses with a broad global footprint, requiring a management team with unique skills and knowledge. Quaker Houghton’s Compensation and Human Resources Committee (the “Committee”) believes that our compensation programs must be competitive in order to attract and retain high-performing executives with the requisite skill set and performance orientation and has implemented executive compensation programs designed to incentivize high performance.

In 2021, Quaker Houghton’s executive team successfully managed the Company during the ongoing global COVID-19 pandemic, decreased raw material availability, supply chain disruptions, the shortage of semiconductors which impacted many of our customers, and the inflationary environment that manifested itself in mid-2021, while continuing to outperform the market and successfully service our customers globally. 2021 results include:

•

Record net sales of $1,761 million, a 24% increase compared to the prior year, primarily reflecting higher volumes, selling and price mix, the acquisition of Coral Chemical and several smaller acquisitions made during 2021, and some currency effects.

•

Record earnings as our earnings per diluted share and non-GAAP earnings per diluted share were $6.77 and $6.85, respectively, for 2021, compared to $2.22 and $4.78, respectively, for 2020. Record full year net income of $121.4 million increased $81.7 million or 206% compared to $36.7 million in 2020.

•	Record full year adjusted EBITDA shows 23% growth for 2021 to over $274 million.

In this Compensation Discussion and Analysis, we refer to EBITDA, non-GAAP earnings per share and adjusted net income, which are non-GAAP financial measures. A full discussion of our use of non-GAAP financial measures to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to the GAAP measures can be found on pages 40 to 46 in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, provided with this proxy statement.

For 2021 compensation decisions, Quaker Houghton refined the performance metrics under our Annual Incentive Plan (the “AIP”). The AIP provides eligible employees with the opportunity to earn an annual incentive award based upon business performance. The AIP includes net income as a key financial performance objective, but also now incorporates other financial and Combination integration measures, as further described below.

Except for the changes explained below, Quaker Houghton’s overall compensation strategy and specific programs have not changed over the past several years. We have overall sought to maintain a consistent

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COMPENSATION DISCUSSION AND ANALYSIS

year-over-year approach to ensure that our compensation remains predictable and competitive to the market, as well as fair and reasonable. In particular, we have continued to:

•	use benchmarks for total direct compensation and long-term compensation designed to mitigate the possibility of inappropriate risk taking on the part of executives;
•

align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more an executive’s compensation is incentive-pay dependent and the more the executive’s incentive pay is long-term oriented; and reward long-term performance with stock-based compensation measured by total shareholder return as other stock-based compensation in order to align the interests of management directly with our shareholders.

Consistent with this approach, we have sought and have received approval from our shareholders for incentive plans that we use to attract, motivate, retain and reward our executives.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance and pay practices in the Company’s industry to achieve sustainable shareholder value creation. The Committee has again determined that the Company’s current compensation programs are not likely to encourage excessive risk taking. In reaching that conclusion, the Committee considered key design elements of our compensation programs, including that they (i) employ a balanced mix of components of salary and annual and long-term incentives not overly-weighted to short-term incentives, (ii) use multiple performance factors preventing an overemphasis on any one metric, (iii) are measured against peers to ensure that they are competitive and reasonable, and (iv) incentive awards are capped at 200% of target.

In addition, at the Company’s 2020 annual meeting of shareholders, the shareholders overwhelmingly voted, on an advisory basis, to approve the Company’s compensation of our Named Executive Officers. Given the significant level of support received in the recent 2020 advisory vote, the Board of Directors and Committee have not made any material changes to our executive compensation policies since that time.

In making decisions about fiscal 2021 salaries and performance targets, the Committee also considered fiscal 2020 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2021 were:

•

Adjusted Net Income. Adjusted net income is a key financial metric for the Company’s annual cash incentive awards (the adjustments to net income for purposes of setting these targets are explained in greater detail below). Performance with respect to this metric for fiscal 2021 was below target level for the AIP given the headwinds the Company faced with the ongoing global COVID-19 pandemic, decreased raw material availability, supply chain disruptions, the shortage of semiconductors which impacted many of our customers, and the inflationary environment that manifested itself in mid-2021.

•

Integration, Operational and Market Share Metrics. Continuing for 2021, global safety performance and integration success were key performance metrics along with market share gains which was an added metric for this performance year. These three specific measures were key performance measures under the AIP for the Company’s annual cash incentive awards and our results met or exceeded the parameters in each of these areas.

•

Quaker Houghton’s Stock Performance. Long-term incentives make up a significant portion of each of the Named Executive Officer’s compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on a portion of our long-term awards is directly linked to the performance of our stock. The portion of the equity component of these incentives is tied to stock performance and the amount payable on our cash awards is based on our total shareholder return (which we define as the year-over-year stock price increase or decrease plus dividends paid) as compared to a specific peer group. For the cash component of our long-term incentive program, Quaker Houghton’s

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COMPENSATION DISCUSSION AND ANALYSIS

three-year total shareholder return of 25% resulted in a Peer Group (defined further below) ranking at the 20th percentile. This three-year total shareholder return resulted in no cash payout for the three-year period ending in 2021, after several years of maximum payout results based on the total shareholder return.

•

Benchmarking. Based on our review of competitive benchmarking for compensation and our results of operations, we rewarded our Named Executive Officers with salary and/or incentive compensation increases in 2021 as described further below.

General Philosophy

Quaker Houghton, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole and deliver value to our shareholders.

To attract and retain talented senior level managers, we have adopted a compensation approach that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker Houghton compensates its executive leadership team (including our executive officers) through a total compensation package. For 2021, this package consisted of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of “independent” members of our Board under our Corporate Governance Guidelines and the listing standards of the NYSE. Four members of our Board, Donald R. Caldwell, William H. Osborne, Robert H. Rock (Chair) and Ramaswami Seshasayee currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, and recommendation to Quaker Houghton’s Board with respect to the plans, policies and programs related to the compensation of the Company’s executive officers and, in the Committee’s discretion, the engagement of an outside compensation consultant. In fulfilling its duties, the Committee considers the recommendations of the CEO as it relates to the annual salaries of the other executive officers and works closely with members of management, including the CEO who provide the necessary information and coordinate with the Committee’s outside consultant(s), when appropriate, to ensure that the Committee is sufficiently informed when taking or recommending action on compensation matters. As discussed below, the Committee considers benchmarking data before making such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) precludes Quaker Houghton from taking a Federal income tax deduction for compensation paid in excess of $1 million to certain of our executive officers. While the Committee generally structures the compensation paid to executive officers so that it is fully deductible for Federal income tax purposes, the Committee believes that the primary purpose of our compensation is to support Quaker Houghton’s business strategy and the long-term interests of

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COMPENSATION DISCUSSION AND ANALYSIS

Quaker Houghton’s shareholders. Accordingly, the Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker Houghton’s best interests to do so. Thus, all compensation to certain of our executive officers over the $1 million limit is now nondeductible (subject to exceptions for certain grandfathered arrangements). Compensation paid to certain executive officers exceeded the Section 162(m) limitation and a portion of this compensation is not deductible by Quaker Houghton.

Benchmarking Data

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker Houghton in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee has since 2015 engaged Willis Towers Watson (“WTW”), a leading global professional services company with specific expertise in the areas of benefits, talent management, rewards, and risk and capital management, as an independent consultant on compensation issues. Management had no role in selecting the Committee’s compensation consultant. In addition, WTW has, from time to time, provided the Committee with executive compensation studies and analyses, as well as benchmarking data and counsel on compensation issues as needed or desired. In 2021, WTW provided services to the Committee related to the retirement of Michael F. Barry as CEO and the appointment of Andrew E. Tometich as our new CEO. WTW also provided some services related to the appointment of Shane W. Hostetter as our CFO in early 2021.

WTW also provided limited services to the Company in 2021 specifically related to an employment and retention branding exercise (along with advising the Committee on various executive compensation matters as described above). The Committee has assessed the independence of WTW pursuant to SEC rules and concluded that WTW’s work for the Committee (and the work for the Company as referenced above) do not raise any conflict of interest.

Due to our size and diversity of our businesses around the world, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Our primary benchmarks for 2021 total direct compensation for our executive officers were derived from compensation information provided by WTW that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. In light of the increased size of the Company, the Peer Group was updated several years ago to include companies in the chemicals industry of similar size (as measured by revenue and market capitalization) and was used by the Committee in making total direct compensation decisions for 2021. This peer group includes the following 15 companies: Albemarle Corporation, Ferro Corporation, GCP Applied Technologies, Inc., H.B. Fuller Company, Ingevity Corporation, Innospec Inc., Kraton Corporation, Minerals Technologies Inc., NewMarket Corporation, OMNOVA Solutions Inc., Rayonier Inc., Sensient Technologies Corporation, Stepan Company, Venator Materials PLC, and W. R. Grace & Co. (collectively, the “Peer Group”). We generally aim to benchmark total direct compensation to the market 50th percentiles. We believe the philosophy of targeting total direct compensation to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

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COMPENSATION DISCUSSION AND ANALYSIS

In determining 2021 compensation for the Named Executive Officers (including for Messrs. Hostetter and Tometich for the portion of 2021 after they became our CFO and CEO, respectively), the Committee used the benchmarking data WTW had previously provided and various other factors, as described above. Messrs. Barry’s, Bijlani’s and Platzer’s targeted total direct compensation for 2021 was at the 50th percentile of benchmark levels. Mr. Berquist’s targeted total direct compensation was near the 75th percentile of the WTW data and Messrs. Hostetter and Tometich’s targeted total direct compensation was at or below the 25th percentile of benchmark levels. Although the Committee closely analyzes the data provided by WTW, it exercises its discretion in the weight it assigns to this data in making individual compensation decisions.

Total compensation earned in 2021 for each Named Executive Officer is reflected in the Summary Compensation Table below.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, has developed, in consultation with WTW, guidelines for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more the executive’s total compensation is dependent on incentive pay and the more the executive’s incentive pay is long-term oriented. This design aims to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

The charts below illustrate the 2021 pay mix and the target total direct compensation components for Messrs. Barry and Tometich and our other named executive officers:

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Each year, the Committee reviews the base salaries of our executive officers. The Committee’s final determination of salary increases is based on a number of factors, including market data reported by WTW, specific position responsibilities and scope, experience and tenure, current job performance and Quaker Houghton’s overall financial results. A Named Executive Officer’s performance and achievement of individual goals established by the Committee are taken into consideration for salary determinations. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of all of the factors referenced above, in 2021, the Committee approved salary increases for each of the Named Executive Officers, effective April 1, 2021, except for Mr. Platzer whose salary increase was

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COMPENSATION DISCUSSION AND ANALYSIS

effective March 1, 2021. Messrs. Barry’s and Tometich’s salaries are described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2021 are described in the table below:

Named Executive Officer	Initial 2021 Base Salary Rate ($)	New 2021 Base Salary Rate ($)	2021 Year-End Total Base Salary Received ($)
Mary Dean Hall(1)	420,420	437,237	146,824
Shane W. Hostetter(2)	270,400	390,000	353,200
Wilbert Platzer(3)	356,962	342,815	339,519
Joseph A. Berquist(4)	420,420	437,237 500,000	451,668
Jeewat Bijlani	420,420	435,135	431,286

(1)	Ms. Hall resigned effective April 18, 2021.

(2)	Mr. Hostetter received both a merit increase and a promotional increase upon his appointment as Chief Financial Officer in April of 2021.

(3)

Mr. Platzer’s compensation is paid in E.U. Euros. The foreign currency amount reflected in column one of this table for Mr. Platzer’s initial base salary rate was converted to U.S. Dollars at the spot rate in effect on December 31, 2020. The foreign currency amount reflected in columns two and three of this table for Mr. Platzer’s new base salary rate and total base salary received was converted to U.S. Dollars at the spot rate in effect on December 31, 2021.

(4)

Mr. Berquist received a merit increase in April of 2021 and then received a raise upon his appointment as Executive Vice President, Chief Strategy Officer and Managing Director Global Specialty Businesses in September of 2021.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus plan (the Annual Incentive Plan or the “AIP”). All AIP bonuses are subject to the discretion of the Committee.

The AIP is intended to provide employees of Quaker Houghton or its subsidiaries with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. The AIP is designed to:

•	align rewards with the business strategy and culture of Quaker Houghton, putting emphasis on individual, team and company contributions;
•	increase the transparency of how rewards are calculated; and
•	allow flexibility for Company functions and business units to align.

Overview of Performance Metrics

The AIP is comprised of financial metrics as well as other market share, integration and operational metrics. Target incentive opportunities are based on a percentage of an employee’s annual base salary with component bonus opportunity ranging from 0% up to a maximum of 200% based on business performance.

Financial Metrics

Financial goals are determined based on the budget for the coming year with the target bonus for the global corporate component set at or around budgeted consolidated Non-GAAP net income. For the regional and Global Specialty Business corporate components, the goals were set using a metric of profit before tax (“PBT”) or similar direct earnings measure for certain Global Specialty Businesses.

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COMPENSATION DISCUSSION AND ANALYSIS

For 2021, the Company had one global corporate financial goal of net income, which applied to all AIP participants, and was established at three levels: (1) threshold (set at 90% of the target, the level at which the bonus pool began to accumulate); (2) target; and (3) maximum. Achievement at or below the threshold level of net income will typically result in no payout for this global component of the corporate financial goals. The Committee selected a target Non-GAAP net income level of $127.3 million, which was approved by the Board, because of its correlation to the 2021 budgeted net income of $109.5 million. The Committee determined based on 2021 performance, which included consolidated non-GAAP net income for the year ended December 31, 2021 of $122.8 million, that an award of 70% of this target award opportunity was earned for this component.

Regional financial goals for the Company’s three regions (Americas, EMEA, and the APAC region) were based on a target PBT calculation and were measured against the regional budget for the respective region. This regional component of the AIP’s corporate financial goals applies to all AIP participants in the region in which they are located. As with the global financial component, there are three levels of payout for regional financial performance, except that the threshold is set at 80% of the target. The Committee determined that:

•	an award of 87% of the target award opportunity was earned for the Americas region based on actual PBT performance of $53 million versus a target PBT of $61 million;
•	an award of 83% of target was achieved for the EMEA region based on actual PBT performance of $31 million versus a target PBT of $37 million, and
•	an award of 93% of target was earned for the APAC region based on actual PBT performance of $58 million versus a target PBT of $63 million.

Our Global Specialty Businesses financial component of the AIP applies to all AIP participants in any of the Global Specialty Businesses (Grease, Coatings, Mining, Off-Shore, Metal Finishing and Cans) regardless of geographic location. This component is based on the global financial results for the business in which each AIP participant resides and is based on a budgeted PBT calculation for each particular specialty business and measured against such budget for the year. This component has the same levels as the regional component discussed directly above: (1) threshold (set at 80% of the target, the level at which the bonus pool began to accumulate); (2) target; and (3) maximum. The Committee determined based on 2021 performance that awards earned equated to payments ranging from 0% to 200% of target depending on the individual business lines.

Market Share, Integration and Operational Metrics

For 2021, the targets and performances of the market share, integration and safety/operational metrics were respectively set and measured through December 31, 2021. Under the AIP, annual cash incentive bonuses had historically been determined based on achievement of both corporate financial and individual objectives. However, beginning in 2020, in place of individual goals, the integration metrics employed were selected for their relationship to driving our new culture and to allow flexibility for the combined businesses and functions to align. In 2021, the Company continued use of the integration metric and also employed market share growth and safety goals. For 2022, the Company will also begin using a 10% global ESG measure for the Company’s 2023 Sustainability goals. The Company set the following target goals for these metrics for 2021.

Regional / Global Market Share Gains

The Company’s regional and global market share gain goals are applicable to AIP participants based on the region in which they are located or whether they have a global role. This metric is based on revenue from

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COMPENSATION DISCUSSION AND ANALYSIS

new business gains less business losses. Target level is 2% of market share gains, net of any losses year-over-year. The Committee determined that market share gains were above 3% in each of the Americas, EMEA and APAC and accordingly, maximum awards were earned for this metric by participants in those regions. The Committee also determined that awards of 100% of target were earned by participants with global roles based on market share gains of 2%.

Organization Integration Success

The Company targeted having all integration initiative action items completed on time, within budget and with good quality. This target applied to all AIP participants, except for participants in the Global Specialty Business segment. The primary measurement was regional value capture, including cost synergies, and the 2021 target value capture was set at $82.0 million. Considerations for achievement above and below the target depended on completion time, quality and alignment to budget. The Company met expectations for integration success, as it had a total value capture of approximately $81.2 million with all regions meeting their targets. The Committee therefore determined, based on performance, that the participants earned an award of 100% of the target award for this metric.

Global Safety Performance

The Company safety goals apply to all AIP participants. Target level is achieved when the total recordable incident rate (“TRIR”) is below target, which was set at the most recently available American Chemistry Council median occupational illnesses and injuries (“OII”) rate, and the Company targets are shown in the table below. OII is defined as the number of employees per 100 full-time employees who have been involved in a recordable illness or injury.

The Company targeted having an overall global OII rate of 0.45 and achieved an excellent 0.33 OII rate. For purposes of a regional role, the Americas, EMEA, and APAC each had a specific OII goal and met or exceeded its respective target goal. Achievement of an OII rate equal to or less than the target will result in an award of 100% of the target award opportunity. The Committee determined that all participants earned an award of 100% of the target award for this metric.

	Target OII/TRIR	Achieved OII/TRIR	Payout
Global	≤.45	0.33	100% of target payout
Regional – EMEA	≤.69	0.35	100% of target payout
Regional – APAC	≤.39	0.27	100% of target payout
Regional – Americas	≤.36	0.36	100% of target payout

Weighting Matrix

	Financial Metrics		Market Share, Integration and Operational Metrics

Role	Global Financial (Net Income)	Regional/GSB Financial (PBT)	Net Market Share Gains	Organization Integration Success	Safety
Global Role	60%	–	10%	20%	10%
Regional Role	30%	30%	10%	20%	10%
Global Specialty Business	40%	40%	10%	–	10%

The above chart indicates the weighting for each AIP participant of the financial and other metrics based on the Company’s performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Payout for 2021

As discussed above, in 2021, the Company underperformed in each of the financial metrics listed above due primarily to unprecedented increases in raw material costs, global supply chain and logistics cost pressures the Company experienced throughout 2021 and the impacts of the ongoing COVID-19 pandemic. However, the Company met or exceeded each of the market share, integration and operational metrics listed above. As a result, AIP plan participants with an Americas regional role achieved 80% of their target award opportunity, participants with an EMEA regional role achieved an award of 76% of their target award opportunity, and participants with an APAC regional role achieved an award of 89% of their target award opportunity. Participants with Global roles achieved 92% of their target opportunity. Mr. Berquist has a mix of Global and Global Specialty Business responsibilities and achieved 96% of his total target award opportunity.

Bonuses under the AIP may be paid in cash or in shares of Quaker Houghton common stock, although we generally pay the bonus in cash. All payouts for 2021 were made in cash. Mr. Barry had a target and maximum incentive opportunity equal to 100% and 200%, respectively, of his year-end 2021 base salary. His total bonus awarded under the AIP and paid for 2021 (at 92% of target) was $897,000. Mr. Tometich was not eligible and was not awarded a bonus for 2021 given his start date in October of 2021. Instead, Mr. Tometich was provided a cash payment of $550,000 in the first quarter of 2022. For additional detail, please refer to the section titled “Mr. Tometich’s Employment Agreement.” Ms. Hall had a target and maximum incentive opportunity equal to 65% and 130%, respectively, of her year-end 2021 base salary. She was awarded a bonus for 2021 of $77,394 reflecting her departure early in the year. Messrs. Berquist and Bijlani had target and maximum incentive opportunities equal to 65% and 130% of their year-end 2021 base salary respectively. Mr. Hostetter had a target and maximum incentive opportunity equal to 60% and 120% of his 2021 year-end base salary. Mr. Platzer had target and maximum incentive opportunity equal to 55% and 110% of his 2021 year-end base salary. Messrs. Berquist, Bijlani, Hostetter and Platzer each respectively were awarded and paid $311,350, $226,270, $215,280 and $143,920 as their 2021 AIP bonuses.

Long-Term Incentives

In 2021, the Committee again reviewed current trends in long-term compensation practices with WTW. The most recent review confirmed that Quaker Houghton’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (performance-dependent stock unit awards (“PSUs”), restricted stock and options) to senior executives, including the Named Executive Officers, but limit awards for lower level executives and senior management to PSUs and restricted stock.

•

The PSU portion of the Company’s 2016 Long-Term Performance Incentive Plan (“LTIP”) is performance-based. The performance criteria for the PSU is a single metric, relative total shareholder return (“TSR”) over the applicable period as compared to the S&P MidCap 400 Index (Materials Group). By tying this award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

•

Restricted stock is time-based and vests at the end of three years assuming continued employment of the grantee. These restricted shares are eligible for dividends payable, prior to and after vesting, at the time dividends are paid generally. For Mr. Platzer only, the time-based portion of the award was granted in the form of time-based restricted stock units (“RSUs”), also subject to three year vesting and entitled to dividend equivalents earned at the time dividends are paid generally. The RSUs were structured to be equivalent in value to restricted stock.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Options are time-based and vest in three approximately equal installments over a three-year period commencing with the anniversary of the date of grant.

Our shareholders approved the 2016 Long-Term Performance Incentive Plan (“LTIP”) at our 2016 annual meeting of shareholders. The long-term incentive awards discussed in this Compensation Discussion and Analysis section of this proxy statement were awarded under the LTIP.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the PSU portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables.

Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, in recent years the Committee divided the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

Under the LTIP, in 2019, Mr. Barry and the Named Executive Officers (at that time) were awarded options, time-based restricted stock and a target cash award for the 2019-2021 performance period. Payment of the cash award portion of the 2019-2021 grant was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s TSR as compared to the TSR of the S&P MidCap 400 Index (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile and maximum was at the 85th percentile. For the 2019-2021 period, Quaker Houghton’s TSR of 25% equated to a ranking in the 20th percentile of the comparison group resulting in no payout for this award year after several years of a maximum payout award for previous plan years.

Under the LTIP, stock options, restricted stock, long-term cash payments, and other types of awards can be made to participants. In March 2021 (similar to the award in 2020), the Company included PSUs as a component of its LTIP. These awards will be settled in common shares subject to the achievement of market-based and time-based vesting conditions. The number of fully vested shares that may ultimately be issued as settlement for each award may range from 0% up to 200% of the target award, subject to the achievement of the Company’s TSR relative to the performance of the S&P MidCap 400 Materials Group, over the three-year period from January 2021 to December 2023. The LTIP is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of our shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker Houghton and its subsidiaries. These awards are based on overlapping three-year performance periods. Therefore, a new program starts each year and a payment is made each year, if earned.

In the first quarter of 2021, the Committee selected participants for the 2021-2023 performance period, including all of the Named Executive Officers (other than Mr. Tometich). The specific amount of each award

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was determined based on market data provided by WTW, as well as the relative position and role of each executive officer within the Quaker Houghton organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of a percentage of base salary as the basis for LTIP awards has at times caused internal inequity issues. To mitigate this dynamic, the Committee has begun to use market data related to base salary with application of an absolute value in making awards determination for similarly valued positions of Senior Vice President, Chief Financial Officer and Treasurer for Ms. Hall and Mr. Hostetter; Senior Vice President, Global Specialty Businesses and Chief Strategy Officer and Executive Vice President, Chief Strategy Officer and Managing Director Global Specialty Businesses for Mr. Berquist (reflecting his promotion in September of 2021); Senior Vice President – Managing Director, Americas for Mr. Bijlani; and Senior Vice President – Global Operations, EHS and Procurement for Mr. Platzer. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 250% of base salary while for the other Named Executive Officers the range was 75% to 100% of base salary.

Under the LTIP, with respect to the 2021-2023 performance period, Mr. Barry received a long-term incentive grant consisting of a target PSU opportunity of 3,310 units, 3,310 shares of restricted stock and 11,912 options. Mr. Tometich received a special grant upon his starting with the Company in October of 2021 consisting of a target PSU opportunity of 3,775 units and 3,775 shares of restricted stock. Ms. Hall received a target PSU opportunity of 462 units, 462 shares of restricted stock and 1,661 options. Mr. Hostetter received a target PSU opportunity of 168 units and 252 shares of restricted stock. Mr. Hostetter received an additional grant upon his promotion to Senior Vice President and Chief Financial Officer, which included an additional PSU opportunity of 248 units, 162 shares of restricted stock and 1,517 options. Messrs. Berquist, Bijlani and Platzer each received a target PSU opportunity of 367 units, 367 shares of restricted stock (367 RSUs for Mr. Platzer) and 1,319 options. Mr. Berquist received an additional grant in 2021 upon his promotion to Executive Vice President, Chief Strategy Officer and Managing Director Global Specialty Businesses, which included an additional 992 shares of restricted stock. Mr. Bijlani received an additional grant in 2021 reflecting a market adjustment for his position, which included an additional 431 shares of restricted stock.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker Houghton common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

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COMPENSATION DISCUSSION AND ANALYSIS

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2016 to December 31, 2021 for (i) Quaker Houghton’s common stock, (ii) the S&P MidCap 400 Index (the “MidCap Index”), and (iii) the S&P 400 Materials Group Index (the “Materials 400 Group Index”). The graph assumes the investment of $100 on December 31, 2016 in each of Quaker Houghton’s common stock, the stocks comprising the MidCap Index and the Materials Group Index, respectively. The comparison of the Materials 400 Group Index was added in 2021 to provide a closer comparison to the MidCap Index comparison.

	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Quaker Chemical Corporation	$100	$119.03	$141.53	$132.11	$205.30	$188.21
S&P MidCap 400 Index	100	116.24	103.36	130.44	148.26	184.97
S&P 400 Materials Group Index	100	121.55	96.79	116.99	129.45	171.17

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by WTW as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula linking the level of CEO compensation to that of other executives.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Barry

Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s good performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2021 was $945,000 and, based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, he received a raise, effective April 1, 2021 to $975,000. Given Mr. Barry’s retirement in 2021, he did not receive a raise for 2022.

For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section titled “Mr. Barry’s Employment Agreement.”

In 2021, Mr. Barry’s total bonus potential under the AIP was 100% of his base salary at target and 200% of his base salary at maximum. For 2022, Mr. Barry is not entitled to any bonus given his departure near the end of 2021. For the 2021-2023 performance period, Mr. Barry received a long-term incentive grant opportunity of $2,437,500 at target, which equates to 250% of his base salary.

Mr. Tometich

Mr. Tometich’s base salary as of December 31, 2021 was $800,000.

Mr. Tometich was not eligible to participate in the AIP for 2021. Instead, Mr. Tometich received a one-time cash payment of $550,000 in lieu of participation in the AIP in 2021. This cash payment is subject to clawback per the terms of his employment agreement and Mr. Tometich is obligated to repay this amount to the Company if he were to resign for any reason (other than for cause) or a change of control within two (2) years of commencing employment with the Company. For 2022, Mr. Tometich’s total bonus potential under the AIP is 100% of his base salary at target.

On October 13, 2021, Mr. Tometich was granted a one-time equity award with a cash value equal to $1,750,000 as an offset to the equity with his former employer that expired upon his joining the Company. This equity award was a mix of 50% time-based restricted stock and 50% PSUs. The time-based restricted stock will vest one year from the date of grant or, if earlier, upon Mr. Tometich’s involuntary termination of employment for other than cause. The PSUs will vest based on the performance achieved during the three-year performance period beginning on October 1, 2021 and ending September 30, 2024. Mr. Tometich is eligible to participate in the next grant cycle under the LTIP for the 2022-2024 performance period. Mr. Tometich’s award for this performance period will include a mix of time-based restricted stock, stock options, and target performance stock units as determined by the Compensation and Human Resources Committee with a value at target equal to $1,680,000.

Mr. Tometich also received a lump sum payment of $150,000 to cover relocation expenses and this payment was grossed-up by an additional $136,894 for federal, state and local income and employment taxes. If Mr. Tometich were to voluntarily leave the Company within one year of receipt of this amount, Mr. Tometich is obligated to return the financial relocation assistance to the Company. Mr. Tometich is eligible to be reimbursed up to $8,000 per calendar year for financial planning expenses.

Based on Mr. Tometich’s level of responsibility, experience, market data and the Company’s good performance, the Committee determined that Mr. Tometich’s pay is in an appropriate range in absolute terms and as compared to the other executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

For more information on the terms of Mr. Tometich’s employment and compensation, please refer to the section titled “Mr.  Tometich’s Employment Agreement.”

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker Houghton stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Company’s Named Executive Officers as of June 30, 2021 were in compliance with the stock ownership policy as of that date, when last reviewed by the Committee. The Committee reviews the ownership levels once per year typically in the mid-year time frame. The Company has a hedging policy, which is described under “Employee, Officer and Director Hedging” earlier in this proxy statement.

Retirement Benefits

Foreign Plan

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary.

The salary ceiling for the calculation of Mr. Platzer’s retirement benefits remains at E.U. Euros 250,000. Since 2004, the Netherlands plan has had a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases aligned with the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We have also previously offered supplemental retirement income to certain of our U.S. based executive officers. Executive officers were designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”). Currently, the SRIP is no longer available for new participants.

Mr. Barry was the only active executive officer to participate in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($19,500 for distributions in 2021) or if the participant dies or a change in control occurs.

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COMPENSATION DISCUSSION AND ANALYSIS

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Company’s Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the last remaining active participant in the SRIP (Mr. Barry), his accrued benefit is the greatest of:

1.	the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment when he attained age 55; or

2.

the sum of the benefit the participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

It is anticipated that from December 2019 onwards the new formula will yield the highest benefit.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Mr. Barry’s SRIP benefit will commence on January 1, 2022 in the form of a joint and survivor annuity. The present value of Mr. Barry’s SRIP benefit commencing on January 1, 2022 in the form of a joint and survivor annuity is $11,143,375.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker Houghton has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to each of them and has also entered into change in control agreements with each of them pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Mr. Platzer, a specified period before) a change in control of Quaker Houghton. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry was employed pursuant to an employment agreement that automatically renewed for one-year terms unless either Quaker Houghton or Mr. Barry gave 90 days’ prior notice of non-renewal. In accordance

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with the terms of the employment agreement, the Board reviewed and adjusted Mr. Barry’s annual base salary each year. Mr. Barry was eligible to participate in our AIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Because Mr. Barry voluntarily retired in 2021 as previously announced, the Company will not be obligated to make any further payments to him other than for amounts accrued as of the date of his retirement and as provided for in Mr. Barry’s transition agreement, as described below.

Pursuant to the Transition Agreement between Mr. Barry and the Company, dated as of April 21, 2021 (the “Transition Agreement”), Mr. Barry agreed to retire from his role as President and CEO of the Company on December 31, 2021. Following his retirement and effective January 1, 2022, Mr. Barry agreed to continue to serve on the Board as a non-executive director and will retain the role of Chair of the Board, in the capacity as non-executive Chair. In connection with the appointment of Mr. Tometich as President and CEO effective December 1, 2021, Mr. Barry, with the agreement of the Board, decided to advance the date of his retirement from his role as CEO and President from December 31, 2021 to November 30, 2021 to help facilitate a smooth transition. Following his retirement from his role as CEO and President, Mr. Barry agreed to remain with the Company, either as an employee or a consultant, through December 31, 2021 to assist with the transition. Mr. Barry continued to receive his then current level of compensation and benefits through December 31, 2021 and will also receive the full amount of his AIP bonus earned with respect to calendar year 2021.

Beginning on January 1, 2022 and continuing for as long as Mr. Barry serves as a director, the Company will compensate Mr. Barry for his services as a director on the same basis as it compensates the non-management members of the Board. The Company will pay him additional compensation of $100,000 per annum (or such greater amount as may be approved by the Board) for his services as non-executive Chair. This compensation will be paid on the same basis as the compensation payable to the Lead Director (if there is one, otherwise on the same basis as those directors serving as chairs of Board committees), pro-rated in the event of a partial year. However, Mr. Barry’s compensation for serving as non-executive Chair will be paid in monthly installments. As a non-executive director, Mr. Barry will not be considered to have had a termination of service for purposes of the Company’s long-term performance incentive plan and will continue to vest in his outstanding equity awards in accordance with their existing terms, but will no longer be eligible for the Company’s benefit plans, except for certain medical and disability coverage, and will not be entitled to any severance.

The Transition Agreement further provides that Mr. Barry will continue to comply with the non-compete and non-solicitation restrictive covenants of his prior employment agreement for as long as he is a member of the Board, and for a period of 18 months thereafter. Mr. Barry will also be subject to ongoing confidentiality restrictions.

Mr. Tometich’s Employment Agreement

Mr. Tometich is employed pursuant to an employment agreement that permits Quaker Houghton or Mr. Tometich to terminate Mr. Tometich’s employment on 90 days’ written notice, with or without cause or reason. In accordance with the terms of the employment agreement, the Board reviews and adjusts Mr. Tometich’s base salary from time to time. Mr. Tometich is eligible to participate in our AIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Mr. Tometich’s employment agreement provides that upon the termination of his employment for any reason other than (i) by Quaker Houghton for “cause,” or (ii) his death, Quaker Houghton will pay Mr. Tometich

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severance consisting of 18 months of salary and bonus at target paid biweekly over an eighteen month period, provided Mr. Tometich signs a release within 45 days of receipt or separation of service. Continuation of all medical and dental coverage will also be available for this period as well as reasonable outplacement assistance for one year following the separation from service. Mr. Tometich’s employment agreement contains a confidentiality and an 18-month non-competition and non-solicitation provision, in the event of termination for any reason.

In case of termination of employment because of death, Quaker Houghton will not be obligated to make any further payments under the employment agreement except for amounts accrued as of the date of Mr. Tometich’s death, except that Quaker Houghton will pay a death benefit equal to 100% of base salary in effect on the day before death and 50% of base salary in each of the four years thereafter.

“Cause” is defined under Mr. Tometich’s employment agreement as willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or Quaker Houghton’s policies, or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Tometich’s duties to Quaker Houghton that is materially injurious to the Company, or a conviction of or guilty plea to a felony.

Mr. Tometich’s change in control agreement provides that Mr. Tometich is entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to two times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to Mr. Tometich under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreement, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Tometich has received a bonus in the year of his termination of employment) or, otherwise, the three calendar years prior to the year of his termination of employment.

In addition, Mr. Tometich would be entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on mid/target performance; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period. Mr. Tometich would also be entitled to one year of outplacement services and participation in the Company’s medical, dental and life insurance programs as if still employed for a period of 24 months. In addition, the benefits and payments will be discontinued if Mr. Tometich violates the confidentiality provisions of his change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). The Committee believes that providing benefits for Mr. Tometich’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in

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any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. These benefits will be paid or provided only if Mr. Tometich signs a general release of claims unless prohibited by local law.

Other Named Executive Officers

Messrs. Hostetter, Berquist, Bijlani and Platzer are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, Mr. Platzer is entitled to severance prescribed by law in certain foreign jurisdictions which, if greater, would be in lieu of any severance due under any agreements with Quaker Houghton. “Cause” is defined in Mr. Platzer’s employment agreement as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker Houghton, monetarily or otherwise. In the case of Messrs. Hostetter, Berquist and Bijlani, “cause” generally means: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty or nolo contendere to a felony. Messrs. Hostetter, Berquist, Bijlani and Platzer are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Hostetter’s, Berquist’s, Bijlani’s and Platzer’s severance payments are contingent upon signing a form of release satisfactory to Quaker Houghton. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Messrs. Hostetter, Berquist and Bijlani would receive any severance payments in semi-monthly installments and Mr. Platzer would receive any severance payments in a lump sum. See also the discussion under the caption “Termination Other than for Cause, Disability, Death or Retirement” in this proxy statement.

Quaker Houghton has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Messrs. Barry’s and Tometich’s are described above), the officers, other than Messrs. Barry and Tometich are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or also within six months before, with respect to Mr. Platzer) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (for Messrs. Hostetter, Berquist and Bijlani, if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to the year of such executive officer’s termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Hostetter, Berquist, Bijlani and Platzer; and (iv) the pro rata portion of any and all

48 | 2022 Proxy Statement	Quaker Houghton

COMPENSATION DISCUSSION AND ANALYSIS

awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of such executive officer’s respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

In the change in control agreements “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and Quaker Houghton (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker Houghton which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he or she was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability) and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

2022 Proxy Statement | 49

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section included above with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker Houghton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Compensation and Human Resources Committee

Robert H. Rock, Chair

Donald R. Caldwell

William H. Osborne

Ramaswami Seshasayee

50 | 2022 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)

Michael F. Barry Chairman of the Board, Chief Executive Officer and President (until November 30, 2021)	2021 2020 2019	967,154 858,035 888,635		0 0 0	1,639,774 1,796,299 670,959	812,518 771,662 670,970	897,000 2,239,750 1,853,475	37,000 1,333,337 3,047,000	46,976 46,331 61,043	4,400,422 7,045,414 7,192,082
Andrew E. Tometich Chief Executive Officer and President (since December 1, 2021)	2021	163,077		286,494	2,005,432	0	0	0	1,567	2,456,570
Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer (until April 18, 2021)	2021 2020 2019	146,824 397,136 397,439		0 0 0	228,874 232,530 236,563	113,297 100,005 86,653	77,394 412,942 309,910	0 0 0	19,452 22,353 19,475	585,841 1,164,966 1,050,040
Shane W. Hostetter Senior Vice President, Chief Financial Officer (since April 19, 2021)	2021	353,200		20,000	204,739	100,956	215,280	0	20,228	914,403
Joseph A. Berquist Executive Vice President, Chief Strategy Officer, Managing Director – Global Specialty Businesses	2021 2020 2019	451,668 398,628 377,434		0 0 0	411,738 201,674 379,864	89,969 86,662 79,973	311,350 370,690 298,539	0 0 13,000	25,599 24,029 20,018	1,290,324 1,081,683 1,168,828
Jeewat Bijlani Senior Vice President – Managing Director, Americas	2021 2020	431,286 398,628		0 0	281,709 201,674	89,969 86,662	226,270 373,002	0 0	28,443 20,909	1,057,677 1,080,875

Wilbert Platzer Senior Vice President – Global Operations, EHS and Procurement	2021 2020 2019	374,812 374,739 344,506	(5)	0 0 0	181,812 201,674 229,902	89,969 86,662 79,973	143,920 325,965 256,575	0 622,948 512,119	37,828 40,390 48,172	828,341 1,652,378 1,471,247

(1)

The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards of restricted stock, restricted stock units and PSUs granted

2022 Proxy Statement | 51

COMPENSATION TABLES

under the Company’s LTIP excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The grant date fair value of restricted stock and restricted stock units are calculated using the closing price of the Company’s common stock on the NYSE on the grant date. A portion of Ms. Hall’s restricted stock and option awards was forfeited as a result of her departure from the Company on April 18, 2021. The grant date fair value of the PSUs reflected in column (e) are the target payouts based on the probable outcome of the performance condition, determined as of the grant date, and are disclosed in the “Grants of Plan-Based Awards During 2021” table in this proxy statement. The maximum potential values as of the grant date of the PSUs granted in 2021 assuming the highest level of performance are as follows: $1,654,404 for Mr. Barry; $2,260,923 for Mr. Tometich; $190,141 for Ms. Hall; $207,925 for Mr. Hostetter; $183,434 for Mr. Berquist; $183,434 for Mr. Bijlani; and $183,434 for Mr. Platzer.

(2)

The amounts in column (g) are incentive cash bonuses earned in 2021 and payable in 2022 for the AIP ($897,000 for Mr. Barry; $77,394 for Ms. Hall; $215,280 for Mr. Hostetter; $311,350 for Mr. Berquist; $226,270 for Mr. Bijlani; and $143,920 for Mr. Platzer).

(3)

The amounts shown in column (h) reflect the actuarial increase or decrease in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The US based defined benefit pension plan previously applicable to Messrs. Barry and Berquist has been terminated and benefits were distributed during 2020. No further benefits are due under this plan. The present value of Mr. Barry’s benefits under the SRIP increased by $37,000. The present value of Mr. Platzer’s benefits under the pension plan established by the Company’s Netherlands subsidiary decreased by $283,493. For Mr. Barry, the modest increase in the present value of the SRIP benefits realized in 2021 over the value realized in 2020 was due to various factors: an additional year of service; the mortality table used to determine the values was changed; and an increase in the discount rates used to determine the present values. For Mr. Platzer, the decrease in the present value of the retirement benefits realized in 2021 over the value realized in 2020 was mainly due to a change in the foreign exchange rates over the year along with the contributing factor being a change in the discount rate used to determine the value of the retirement benefit from 1.20% to 1.40%.

(4)

Includes employer contributions during 2021 by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $17,400 for Mr. Barry; $17,286 for Ms. Hall; $17,400 for Mr. Hostetter; $16,108 for Mr. Berquist; and $16,723 for Mr. Bijlani.

Includes the costs associated with the use of a Company-provided automobile consistent with the regional compensation practices in Europe for Mr. Platzer in the amount of $25,849 for 2021.

Includes dividends paid in 2021 on time-based restricted stock awards: $21,576 for Mr. Barry; $2,166 for Ms. Hall; $2,478 for Mr. Hostetter; $5,991 for Mr. Berquist; $4,720 for Mr. Bijlani; $3,536 for Mr. Platzer; and $1,567 for Mr. Tometich.

Includes life insurance credit in 2021 of $8,443 for Mr. Platzer.

Includes the costs associated with financial planning services in 2021: $8,000 for Mr. Barry, $350 for Mr. Hostetter, $3,500 for Mr. Berquist and $7,000 for Mr. Bijlani.

(5)

Salary includes a representation fee and a holiday allowance: $6,434 and $28,859, respectively, for Mr. Platzer in 2021. Mr. Platzer’s compensation was paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

52 | 2022 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Grants of Plan-Based Awards

Provided below is information on grants made in 2021 to the Named Executive Officers under the Company’s LTIP. In March 2021, awards for the 2021-2023 period were made to the Named Executive Officers (other than Mr. Tometich) consisting of options vesting in three approximately equal installments over the three-year period, time-based restricted stock or units vesting after the three-year period and a PSU opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section in this proxy statement.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(8)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	Stock or Units(2) (#)(i)	Underlying Options(3) (#)(j)	of Option Awards(4) ($/Sh)(k)	Option Awards(5) ($)(l)

Michael F. Barry	3/15/21	975,000	1,950,000	1,324	3,310	6,620	3,310	11,912	245.49	2,452,292

Andrew E. Tometich(6)	10/13/21	0	0	1,510	3,775	7,550	3,775	0	231.78	2,005,431

Mary Dean Hall	3/15/21	284,204	568,408	185	462	924	462	1,661	245.49	342,172

Shane W. Hostetter(7)	3/15/21 4/19/21	234,000	468,000	67 99	168 248	336 496	252 162	0 1,517	245.49 240.20	103,848 201,846

Joseph A. Berquist	3/15/21 10/13/21	325,000	650,000	147 0	367 0	734 0	367 992	1,319 0	245.49 231.78	271,781 229,926

Jeewat Bijlani	3/15/21 10/13/21	282,837	565,674	147 0	367 0	734 0	367 431	1,319 0	245.49 231.78	271,781 99,897

Wilbert Platzer	3/15/21	156,922	313,843	147	367	734	367	1,319	245.49	271,781

(1)

The amounts shown in column (f) reflect the minimum number of shares of Quaker Houghton common stock that will be paid under the Company’s LTIP pursuant to PSUs, which amounts are 20% of the maximum amounts shown in column (h). The amounts shown in column (h) are 200% of each target amount shown in column (g). The value or maturation of a PSU award is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group. The actual number of common shares to be awarded to the Named Executive Officers, if any, will not be determined until the vesting date (March 15, 2024), based on an achievement percentage of actual performance at the end of the performance period multiplied by each Named Executive Officer’s respective target PSU award.

(2)

The amounts shown in column (i) for awards granted on March 15, 2021, or on other dates as indicated in column (b) reflect the number of shares of time-based restricted stock (which is in the form of RSUs for Mr. Platzer) awarded under the LTIP with full vesting on March 15, 2024 (or on October 13, 2022, with respect to time-based restricted stock awarded to Mr. Tometich on October 13, 2021). Under the LTIP, with respect to the 2021-2023 performance period, on March 15, 2021, Mr. Barry received a long-term incentive grant consisting of 3,310 shares of time-based restricted stock; Ms. Hall received 462 shares of time-based restricted stock (a portion of which was forfeited upon her departure from the Company on April 18, 2021); Mr. Hostetter received 252 shares of time-based restricted stock; Messrs. Berquist, Bijlani and Platzer each received 367 shares of time-based restricted stock (367 RSUs for Mr. Platzer). On April 19, 2021, Mr. Hostetter received an additional 162 shares of time-based restricted stock. On October 13, 2021, Mr. Tometich received 3,775 shares of time-based restricted stock, Mr. Berquist received an additional 992 shares of time-based restricted stock, and Mr. Bijlani received an additional 431 shares of time-based restricted stock.

(3)

The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third in three consecutive annual installments, commencing on March 15, 2022.

(4)

With respect to the awards granted under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

2022 Proxy Statement | 53

COMPENSATION TABLES

(5)

The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are described in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(6)	Reflects grant made upon appointment of Mr. Tometich as CEO.

(7)	Reflects grant made upon appointment of Mr. Hostetter as CFO.

(8)

These columns show the potential payment range under the 2021 Annual Cash Incentive Plan. For additional information, see “Compensation Discussion and Analysis – Annual Cash Incentive Bonus.” The cash incentive payment range is generally from 0% to 200% of target. There is no threshold or equivalent for these awards. The actual amount paid out under the 2021 AIP is paid out in early 2022 and presented in the Summary Compensation Table in the column entitled “Non-Equity Incentive Compensation.”

54 | 2022 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(8) (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)(j)

Michael F. Barry	6,750	0	0	151.75	2/26/2025	4,331	(3)	999,508	5,647	2,324,079

	7,064	7,064	0	154.92	2/25/2026	5,647	(5)	1,303,215	3,310	330,881

	8,213	16,425	0	136.64	3/30/2027	3,310	(6)	763,882

	0	11,912	0	245.49	3/15/2028
Andrew E. Tometich	0	0	0	0	0	3,775	(7)	871,195	3,775	452,185

Mary Dean Hall	0	0	0	0	0	0		0	305	125,354

									39	3,849

Shane W. Hostetter	0	1,517	0	240.20	3/15/2028	336	(3)	77,542	292	120,176

						242	(4)	55,849	168	16,794

						439	(5)	101,312	248	24,791

						252	(6)	58,157

						162	(6)	37,386

Joseph A. Berquist	0	842	0	154.92	2/25/2026	516	(3)	119,082	634	260,929

	0	1,844	0	136.64	3/30/2027	1,936	(4)	446,790	367	36,687

	0	1,319	0	245.49	3/15/2028	634	(5)	146,315

						367	(6)	84,696

						992	(6)	228,934

Jeewat Bijlani	2,421	0	0	154.92	2/26/2025	516	(3)	119,082	634	260,929

	1,684	842	0	154.92	2/25/2026	1,290	(4)	297,706	367	36,687

	923	1,844	0	136.64	3/30/2027	634	(5)	146,315

	0	1,319	0	245.49	3/15/2028	367	(6)	84,696

						431	(6)	99,466

Wilbert Platzer	0	842	0	154.92	2/25/2026	516	(3)	119,082	634	260,929

	0	1,844	0	136.64	3/30/2027	968	(4)	223,395	367	36,687

	0	1,319	0	245.49	3/15/2028	634	(5)	146,315

						367	(6)	84,696

(1)

The options have a seven-year term, with the exception of the options granted on August 15, 2019, which have a 6-year, 6-month, 10-day term. For options expiring on February 26, 2025, the grant date is February 26, 2018, except for Mr. Bijlani whose grant date was August 15, 2019. For options expiring on February 25, 2026, the grant date is August 15, 2019. For options expiring on March 30, 2027, the grant date is March 30, 2020. For options expiring on March 15, 2028, the grant date is March 15, 2021, except for Mr. Hostetter whose grant date was April 19, 2021. One-third of each award vests on the first, second and third anniversaries of the respective grant date (except for Mr. Hostetter whose options granted on April 19, 2021 vest on the first, second, and third anniversaries of March 15, 2021).

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $230.78 per share on December 31, 2021.

(3)	Time-based restricted stock awards granted under the LTIP which vested on February 25, 2022.

(4)	Time-based restricted stock awards granted under the LTIP which vest on August 1, 2022.

(5)	Time-based restricted stock awards granted under the LTIP which vest on March 30, 2023.

(6)	Time-based restricted stock awards granted under the LTIP which vest on March 15, 2024.

(7)	Time-based restricted stock award granted under the LTIP which vests on October 13, 2022.

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COMPENSATION TABLES

(8)

The PSUs granted in 2020 under the LTIP vest on March 30, 2023, based on the level of achievement of the performance condition. Actual performance through December 31, 2020 exceeded target. As such, pursuant to SEC rules and regulations, for the awards granted in fiscal year 2020, the number of shares and payout value reflected above assume maximum performance. The PSUs granted in 2021 under the LTIP vest on March 15, 2024 based on the level of achievement of the performance condition. Actual performance through December 31, 2021 was below threshold and would have resulted in no payout. As such, pursuant to SEC rules and regulations, for the awards granted in fiscal year 2021, the number of shares and payout value reflected above assume threshold performance. The final number of common shares (and therefore, value of the awards) awarded to the Named Executive Officers pursuant to the PSUs, if any, will not be determined until the vesting date, based on an achievement percentage of actual performance at the end of the performance period multiplied by each Named Executive Officer’s respective target PSU award.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2021 by the Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise(1) (#)(b)	Value Realized on Exercise(2) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(3) ($)(e)
Michael F. Barry	0	0	4,107	(4)	1,159,735
Andrew E. Tometich	0	0	0		0
Mary Dean Hall	6,958	799,114	505	(4)	142,602
	0	0	1,180	(6)	287,932
Shane W. Hostetter	0	0	328	(4)	92,621
	0	0	242	(5)	60,921
Joseph A. Berquist	3,437	366,916	505	(4)	142,602
Jeewat Bijlani	0	0	494	(4)	139,496
Wilbert Platzer	2,378	265,366	373	(4)	105,328

(1)	The amounts shown in column (b) reflect the total number of shares acquired on exercise.

(2)

Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, all amounts reflect the value in cash.

(3)	Amounts reflect the closing price of the Company’s common stock on February 26, 2021 at $282.38 per share and the closing price of the Company’s common stock on April 18, 2021 at $244.01 per share.

(4)	Represents a time-based restricted stock award under the LTIP which vested 100% on February 26, 2021.

(5)	Time-based restricted stock award granted under the LTIP of 726 shares. 242 shares vested on August 1, 2020 and 242 shares vested on August 1, 2021.

(6)	Represents time-based restricted stock awards under the LTIP which vested on a pro-rata basis on April 18, 2021, as a result of Ms. Hall’s departure from the Company.

56 | 2022 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each under the Netherlands Pension Plan and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. In 2020, the Company completed the termination of its U.S. Pension Plan and distributed all remaining benefits. Ms. Hall and Messrs. Berquist, Bijlani, Hostetter and Tometich are not listed in the table below because they neither participate in the Netherlands Pension Plan nor the Supplemental Retirement Income Program. For information on the valuation methodologies and material assumptions used in quantifying the present value of the accrued pension benefit, see Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)

Michael F. Barry	Supplemental Retirement Income Program(2)	23	11,402,000	0
Wilbert Platzer(3)	The Netherlands Pension Plan	35.4167	3,638,288	0

(1)	In cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates).

(2)	Mr. Barry was the last active executive officer participating in the Supplemental Retirement Income Program.

(3)

Mr. Platzer’s pension benefits include amounts accrued during his employment by the Company’s Netherlands operating subsidiary. Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

2022 Proxy Statement | 57

COMPENSATION TABLES

Potential Payments upon Termination or Change in Control

We describe below estimated amounts payable to each of our Named Executive Officers under certain situations, assuming the termination of employment and, where applicable, that a change in control occurred on December 31, 2021. For purposes of this section, the term “change in control” generally means: (a) any person who, subject to certain exceptions, is or becomes the beneficial owner of securities of Quaker Houghton representing 30% or more of the combined voting power of Quaker Houghton’s then outstanding securities or such lesser percentage of voting power (but not less than 15%), as determined by the independent members of the Board of Directors; (b) during any two-year period, directors of Quaker Houghton in office at the beginning of such period plus any new director whose election by the Board of Directors or whose nomination for election by Quaker Houghton’s shareholders was approved by a vote of at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board; (c) the consummation of (i) any consolidation or merger of Quaker Houghton in which Quaker Houghton is not the continuing or surviving corporation or pursuant to which Quaker Houghton’s voting common shares would be converted into cash, securities, and/or other property, other than a merger of Quaker Houghton in which holders of Quaker Houghton common shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common shares immediately before; or (ii) any sale, lease, exchange, or other transfer of all or substantially all the assets or earning power of Quaker Houghton; or (d) the approval of the liquidation or dissolution of Quaker Houghton by its shareholders or the Board of Directors.

Except for the Supplemental Retirement Income Program, the amounts shown are estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussions under the headings “Severance and Change in Control Benefits” through “Other Benefits on Termination” in the Compensation Discussion and Analysis section of this proxy statement.

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COMPENSATION TABLES

Named Executive Officers – Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Andrew E. Tometich		Michael F. Barry(1)		Joseph A. Berquist		Jeewat Bijlani		Mary Dean Hall(2)		Shane Hostetter		Wilbert Platzer(3)

Severance Allowance ($)(4)	1,600,000		0	(1)	1,066,773		957,527		0	(2)	711,474		796,794	(5)

Annual Bonus ($)	0		975,000	(1)	325,000		282,838		0	(2)	234,000		188,548

Performance Incentive Units ($)(6)	0		671,000	(1)	80,000		80,000		66,326	(2)	34,800		79,990

Performance Stock Units ($)(7)	289,867		0	(1)	125,723		125,723		88,076	(2)	76,868		125,723

Restricted Stock Awards (time-based vesting) ($)(8)	871,195		0	(1)	1,025,817		747,266		287,932	(2)	330,246		573,488

Stock Options ($)(9)	0		0	(1)	237,468		237,468		149,194	(2)	0		237,468

Medical/Dental/Life Insurance ($)(10)	689		22,671		43,936		1,377		0	(2)	42,427		0

Outplacement Assistance ($)(11)	8,500		0	(1)	8,500		8,500		0	(2)	8,500		8,500

Supplemental Retirement Income Program ($)(12)	0		11,143,375		0		0		0		0		0

Total	2,770,251	(13)	12,812,046		2,913,217	(13)	2,440,699	(13)	591,528		1,438,315	(13)	2,010,511	(14)

(1)

Mr. Barry’s amounts reflect actual payments and benefits payable upon Mr. Barry’s retirement as of December 31, 2021. Mr. Barry served as CEO and President of the Company until November 30, 2021 and remained employed by the Company until December 31, 2021. Beginning January 1, 2022, Mr. Barry continued to serve on the Board, in a non-executive director capacity. This table reflects the amounts payable to Mr. Barry as a result of his retirement as of December 31, 2021, and does not include the estimated payments and benefits that would be provided to Mr. Barry in each covered circumstance in connection with a change in control had he not retired as of December 31, 2021. Per Mr. Barry’s Transition Agreement, his outstanding equity awards will continue to vest in accordance with their existing terms and existing vesting schedules. Therefore, the value of the Performance Stock Units, Restricted Stock Awards, and Stock Options as of December 31, 2021 are marked as $0, because those outstanding awards will continue to vest according to their current terms and schedules and do not accelerate upon Mr. Barry’s retirement as of December 31, 2021. Mr. Barry is not eligible for severance payments or outplacement assistance upon his retirement as of December 31, 2021. Mr. Barry’s medical, dental, and life insurance benefits and Supplemental Retirement Income Program (SRIP) benefit are discussed in further detail below.

(2)

Ms. Hall’s amounts reflect actual payments and benefits payable upon Ms. Hall’s resignation and termination of employment as of April 18, 2021. This table reflects the amounts payable to Ms. Hall as a result of her termination of employment as of April 18, 2021, and does not include the estimated payments and benefits that would be provided to Ms. Hall in each covered circumstance in connection with a change in control had she not terminated employment on April 18, 2021. Ms. Hall is not eligible for severance payments, nor for outplacement assistance upon her resignation and termination of employment as of April 18, 2021. The value of Ms. Hall’s equity awards is in accordance with the terms of the LTIP. The value of Ms. Hall’s Performance Incentive Units and Performance Stock Units are prorated as of Ms. Hall’s termination date of April 18, 2021, based on her active service during the applicable performance periods. The value of Ms. Hall’s Restricted Stock Awards reflects the prorated shares outstanding, based on the number of full months of active service during the applicable restriction period. The value of Ms. Hall’s Stock Options reflects the prorated number of options exercisable as of April 18, 2021, based on the full months of active service during each applicable vesting period. The value of Ms. Hall’s Performance Stock Units, Restricted Stock Awards, and Stock Options are based on the closing market price of our common stock on April 16, 2021 (as Ms. Hall’s termination date of April 18, 2021 was a Sunday) of $244.01.

(3)	Amounts due in foreign currency were converted to U.S. Dollars for the purposes of this table at the spot rate in effect on December 31, 2021.

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COMPENSATION TABLES

(4)

To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). No reduction was required to the severance allowance of any of the Named Executive Officers.

(5)

The amount to which Mr. Platzer may be entitled under the law of The Netherlands is estimated at $276,292. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $796,794. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code 4999. Whether such a reduction is required depends on the amount of his severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(6)	This amount reflects the pro rata portion of the 2019 PIU cash grants paid out at target.

(7)	This amount reflects the pro rata portion of the 2020 and 2021 PSU grants paid out at target multiplied by the closing market price of our common stock on December 31, 2021 ($230.78).

(8)

This amount reflects the closing market price of our common stock on December 31, 2021 ($230.78) multiplied by the number of shares that would become vested on termination or change in control. Mr. Platzer received restricted stock units in 2021, whereas all other Named Executive Officers received restricted stock awards.

(9)

This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2021 ($230.78) and the exercise price of the option. Options that were vested before December 31, 2021 are shown in the Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this proxy statement.

(10)

This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Tometich) and for 18 months for the other Named Executive Officers (except for Mr. Barry and Ms. Hall), all based on our current costs for these benefits. The amount for Mr. Barry reflects the medical and dental coverage for 2022. Mr. Barry’s life insurance coverage ended as of December 31, 2021.

(11)	This amount is the estimated value of providing outplacement counseling and services during 2022.

(12)

The amount shown is the December 31, 2021 present value of Mr. Barry’s SRIP benefit commencing at January 1, 2022 in the form of a 100% joint and survivor annuity. Mr. Barry will receive the 100% joint and survivor annuity of $49,318 per month during his lifetime. Pursuant to Code Section 409A rules, the SRIP benefit payment is subject to a six-month delay, and Mr. Barry’s monthly payments for January 2022 through June 2022 will be accumulated (without interest) and paid to him in July 2022, along with his July 2022 monthly payment. Therefore, he will receive a payment in July 2022 of $345,225, equivalent to seven monthly payments of $49,318. Thereafter, he will receive the monthly benefit of $49,318 for his lifetime.

(13)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(14)	All severance benefits are made in a lump sum.

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COMPENSATION TABLES

Termination Other than for Cause, Disability, Death or Retirement Not Involving a Change in Control

Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and, with the exception of Mr. Barry, certain outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Messrs. Berquist, Bijlani, and Hostetter are entitled to continuation of medical and dental coverage consistent with Quaker Houghton’s severance program in place at the time of termination, and Mr. Tometich would be entitled to participate in Quaker Houghton’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Tometich is entitled to a multiple of 1.5 times his base salary and bonus paid to him during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Berquist, Bijlani, Hostetter and Platzer are entitled to severance equal to 12 months of base salary as of the termination date. The estimated aggregate severance amounts payable under such circumstances are as follows: $1,200,000 (Mr. Tometich); $500,000 (Mr. Berquist); $435,135 (Mr. Bijlani); $390,000 (Mr. Hostetter) and $342,815 (Mr. Platzer). Mr. Tometich will be paid his severance biweekly over eighteen months; Messrs. Berquist, Bijlani and Hostetter will respectively be paid their severance in twenty-four semi-monthly installments; and Mr. Platzer will be paid his severance in accordance with Dutch legal practice.

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2021, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would also be paid. In the case of death on December 31, 2021, a death benefit would be paid for 2021 (in 2022) of $800,000 (Mr. Tometich), $500,000 (Mr. Berquist), $435,135 (Mr. Bijlani), $390,000 (Mr. Hostetter) and $342,815 (Mr. Platzer), plus 50% of base salary during each of 2023, 2024, 2025, and 2026 (Mr. Tometich, $400,000; Mr. Berquist, $250,000; Mr. Bijlani, $217,568; Mr. Hostetter, $195,000; and Mr. Platzer, $171,408).

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PAY RATIO DISCLOSURE

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our CEO, Andrew E. Tometich. The Company is presenting Mr. Tometich’s total compensation annualized as described below, rather than Mr. Barry’s, because Mr. Tometich was CEO as of December 31, 2021, the date used to select the median employee. For 2021, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company and its consolidated subsidiaries (other than our CEO) was $41,600; and
•

The annual total compensation of our CEO was $3,093,893. This amount equals the CEO’s compensation as reported in the Summary Compensation Table plus an additional amount that reflects the annualizing of his base salary, consistent with the applicable U.S. Securities and Exchange Commission guidance.

Based on this information, for 2021 the ratio of the annual total compensation of our CEO, to the median of the total compensation of all employees was 74 to 1. In light of the additional one-time cash for relocation that was paid in 2021, the 2022 ratio may vary from the 2021 ratio.

Methodology

There has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology as we used in last year’s proxy statement, but determined a new median employee in our pay ratio calculation based on 2021 compensation. The methodology and assumptions used to determine the new median associate and pay ratio are set out below.

To identify the median of annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows:

1.

We determined that as of December 31, 2021, our employee population consisted of 4,455 individuals working at our company and its consolidated subsidiaries (“Employee Population”). For purposes of this pay ratio disclosure, we have excluded from the Employee Population 63 employees who joined us in connection with several acquisitions closed in 2021, as permitted by the SEC rules, namely Baron Industries (35 employees), Grindaix-GmbH (12 employees), a purchase of certain assets including hydraulic fluids, coolants, cleaners, and rust preventative oils within Turkey (14 employees), and the assets related to a tin-plating solutions business for the steel end market (2 employees).

2.

Our Employee Population, after the adjustments permitted by SEC rules (as described below), consisted of 4,232 employees. In establishing the relevant portion of our Employee Population, as permitted by the SEC rules, we excluded 5% of our total employees who are non-U.S. employees, including all of our employees in Argentina, Ireland, Malaysia, Poland, and Portugal, which together represent 223 employees, or 5%, of our Employee Population (29 in Argentina, 4 in Ireland, 4 in Malaysia, 176 in Poland, and 10 in Portugal). Of the remaining employees, 1,040 are located in the U.S. and 3,192 are located outside the U.S.

3.	For each of the 4,232 employees, we used their 2021 base salary to determine the median employee group. Because the commissions and bonuses for 2021 for each employee were not yet

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PAY RATIO DISCLOSURE

determined, our calculation of employee bonuses was based on bonus and commission information for 2020. In determining the median employee group, all non-U.S. currencies were converted to U.S. Dollars at the exchange rate applicable on December 31, 2021. Based on this information, the median group of employees was determined.

4.

After determining the median group of employees, the compensation of these employees was calculated using actual 2021 compensation data from the Company, in line with the requirements of Regulation S-K for each median group employee. After calculating actual 2021 compensation data for the median group, we selected the median employee who is a chemical operator based in the Americas and had a total annual compensation of $41,600 in 2021.

5.

With respect to the annual total compensation of our CEO, we used the amount in the “total” column (column (j)) of our 2021 Summary Compensation Table included in this proxy statement, with an annualized salary as described above.

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DIRECTOR COMPENSATION

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee used certain industry-wide data obtained by Quaker Houghton’s management to set compensation.

For the 2021-2022 Board year, each non-management director received an annual cash retainer of $78,000 and a time-based restricted stock award equal to $110,000 in accordance with the Company’s LTIP, issued in June 2021, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received an annual fee related to their specific committee membership as follows: Audit Committee, $9,000; Compensation and Human Resources Committee, $5,000; Governance Committee, $5,000, and Sustainability Committee, $5,000, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $20,000; Compensation and Human Resources Committee, $15,000; Governance Committee, $12,500; and Sustainability Committee, $12,500. The Lead Director received an additional annual retainer of $20,000. Effective January 1, 2022, Mr. Barry, became a non-management Director and received a prorated portion of the cash and equity retainers for the balance of the 2021-2022 Board year in accordance with the stock ownership guidelines and the Company’s LTIP. In addition, for his service as the non-executive Chair, Mr. Barry receives an annual retainer of $100,000, which is paid in monthly installments.

The 2013 Director Stock Ownership Plan was adopted by the Board of Directors of the Company on March 6, 2013 and approved by the shareholders at the 2013 annual meeting. Presently, under the terms of the Plan, each independent director is required to beneficially own on May 1 of the applicable calendar year shares of Quaker Houghton common stock equal to the Threshold Amount, which is defined as the quotient obtained by dividing (i) 400% of the annual retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker Houghton common stock for the previous calendar year. If an independent director’s share ownership falls below the Threshold Amount, 75% of the annual cash retainer payable will be paid in shares of Quaker Houghton common stock and the remaining 25% of the annual cash retainer will be paid in cash, unless the director elects to receive a greater percentage of Quaker Houghton common stock (up to 100%). If a director’s share ownership meets or exceeds the Threshold Amount, the director may irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the annual cash retainer for the applicable year.

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DIRECTOR COMPENSATION

Director Compensation

Name(1)(a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)

Donald R. Caldwell	112,000	109,792	0	0	0	753	222,545

Charlotte C. Decker	87,000	109,792	0	0	0	753	197,545

Mark A. Douglas	100,500	109,792	0	0	0	753	211,045

Jeffry D. Frisby	104,500	109,792	0	0	0	753	215,045

Sanjay Hinduja	83,000	109,792	0	0	0	753	193,545

William H. Osborne	88,000	109,792	0	0	0	753	198,545

Robert H. Rock	103,000	109,792	0	0	0	753	213,545

Ramaswami Seshasayee	92,000	109,792	0	0	0	753	202,545

Michael J. Shannon	83,000	109,792	0	0	0	753	193,545

Fay West	112,000	109,792	0	0	0	753	222,545

(1)	Messrs. Tometich and Barry received no compensation for their service as directors during fiscal year ended December 31, 2021.

(2)

Under the terms of the Company’s 2013 Director Stock Ownership Plan, the following directors were paid a portion of their retainer for the 2021-2022 Board year in shares of the Company’s common stock in lieu of cash, valued at $242.295 per share on June 1, 2021 (the retainer payment date) as follows: Mr. Caldwell, 160 shares in lieu of $38,767 and Ms. Decker, 241 shares in lieu of $58,393.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

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COMPENSATION POLICIES AND PRACTICES

Compensation Policies and Practices – Risk Assessment

The Compensation and Human Resources Committee, in partnership with Willis Towers Watson and Management, including the Senior Vice President, Chief Human Resources Officer, conducted an annual review to determine whether any of our compensation policies and practices created risks that are reasonably likely to have a material adverse effect on the Company’s business or operations. This global review consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Senior Vice President, Chief Human Resources Officer, reported the results of this review to the Committee. After review, the Committee concluded that the Company’s current practices and programs are regionally and locally aligned with legal and statutory practices as well as having clear linkage to corporate budgets, targets and performance. The Committee determined that the Company’s compensation policies and practices were not reasonably likely to have a material adverse effect on the Company’s business or operations.

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STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker Houghton’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker Houghton’s common stock as of December 31, 2021. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class

Gulf Hungary Holding Korlátolt Felelősségű Társaság and QH Hungary Holdings Limited(1) BAH Center 2 Furj Street 1124 Budapest, Hungary	4,273,951	23.9
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,036,672	11.4
Durable Capital Partners LP(3) 5425 Wisconsin Avenue, Suite 802 Chevy Chase, MD 20815	1,464,443	8.2
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	1,546,999	8.65
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	1,343,648	7.5
Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC(6) 1290 Avenue of the Americas New York, NY 10104	906,708	5.07

(1)

The number of shares beneficially owned and number of votes are based on the Schedule 13D/A filed with the SEC on March 11, 2021 by Gulf Hungary Holding Korlátolt Felelősségű Társaság (“Gulf Hungary”) and its wholly-owned subsidiary QH Hungary Holdings Limited (“QH Hungary”), as well as the Company’s records subsequent to that date. Of the 4,273,951 shares reflected, 4,172,897 shares are beneficially owned by QH Hungary and 101,054 shares are beneficially owned by Gulf Hungary. The 101,054 shares are currently held in the name of Citibank N.A. pursuant to an escrow agreement in order to secure Gulf Hungary’s indemnification obligations under the share purchase agreement entered into in connection with the Combination. Gulf Hungary has the sole power to vote or to direct the vote and the sole power to dispose of or to direct the disposition of the 101,054 shares and shared voting and dispositive power with QH Hungary over the 4,172,897 shares. The approximate percentage of common stock owned by Gulf Hungary is based on information available to the Company as of the record date.

(2)

As reported in Schedule 13G/A filed on January 27, 2022 by BlackRock, Inc. with the SEC. BlackRock, Inc. has the sole power to vote or to direct to vote of 2,021,453 shares and the sole power to dispose of or to direct the disposition of 2,036,672 shares. The shares are held in various BlackRock, Inc. subsidiaries, including BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.;

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STOCK OWNERSHIP

BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

(3)

As reported in Schedule 13G filed on February 4, 2022 by Durable Capital Partners LP with the SEC. Durable Capital Partners LP, investment advisor to Durable Capital Master Fund LP has the sole power to vote or direct the vote of 1,464,443 shares and sole power to dispose or direct the disposition of 1,464,443 shares. Mr. Ellenbogen is the chief investment officer of Durable Capital Partners LP, and Durable Capital Partners GP LLC is the general partner of Durable Capital Partners LP. The shares reported as beneficially owned are solely held by Durable Capital Master Fund LP.

(4)

As reported in Schedule 13G/A filed on February 10, 2022 by The Vanguard Group with the SEC. The Vanguard Group has the sole power to vote or direct to vote 0 shares, shared voting power to vote or direct to vote 26,275 shares, the sole power to dispose of or to direct the disposition of 1,508,571 shares, and shared power to dispose or to direct the disposition of 38,428 shares.

(5)

As reported in Schedule 13G/A filed on February 14, 2022 by T. Rowe Price Associates, Inc. with the SEC. T. Rowe Price has the sole power to vote or direct to vote of 374,348 shares and the sole power to dispose or direct the disposition of 1,343,648 shares.

(6)

As reported in Schedule 13G filed on February 14, 2022 by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC with the SEC. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC have the shared power to vote or direct the vote of 897,668 shares and shared power to dispose or direct the disposition of 906,708 shares. Neuberger Berman Investment Advisors LLC serves as an investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold the 906,708 shares. The 897,668 shares also include shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares.

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STOCK OWNERSHIP

Management

The following table shows the number of shares of Quaker Houghton’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in this proxy statement and by all of our directors and executive officers as a group. The information in the table is as of March 4, 2022. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite the executive officer’s name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes

Michael F. Barry	146,879	(2)	*	105,605
Donald R. Caldwell	6,587		*	6,587
Charlotte C. Decker	1,605		*	1,605
Mark A. Douglas	2,206		*	2,206
Jeffry D. Frisby	7,479		*	7,479
Sanjay Hinduja(3)	1,887		*	1,887
William H. Osborne	4,867		*	4,867
Robert H. Rock	12,255		*	12,255
Ramaswami Seshasayee	1,893		*	1,893
Michael J. Shannon	1,366		*	1,366
Andrew E. Tometich	3,775		*	3,775
Fay West	4,465		*	4,465
Shane W. Hostetter	2,966	(2)	*	2,461
Joseph A. Berquist	15,976	(2)	*	13,773
Jeewat Bijlani	12,797	(2)	*	5,566
Wilbert Platzer	4,321	(2)	*	2,118
All directors and officers as a group (21 persons)	264,917	(2)	1.5	196,634	(4)

*	Less than 1%.

(1)

Based upon 17,963,028 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)

Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 41,274 shares in the case of Mr. Barry; 505 shares in the case of Mr. Hostetter; 2,203 shares in the case of Mr. Berquist; 7,231 shares in the case of Mr. Bijlani; 2,203 shares in the case of Mr. Platzer and 68,283 shares in the case of all directors and officers as a group.

(3)

As further described under “Certain Relationships and Related Party Transactions,” Mr. Hinduja is affiliated to Gulf Hungary, which, together with QH Hungary, as described in the “Certain Beneficial Owners” table above, own 23.9% of the Company’s issued and outstanding shares.

(4)	Represents 1.1% of all votes entitled to be cast at the meeting, based on information available on March 4, 2022.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), a beneficial owner of more than five percent of the Company’s voting securities and any immediate family member of the foregoing, or an entity owned or controlled by one of the foregoing persons or in which such person has substantial ownership. Prior to entering into a transaction with Quaker Houghton subject to the Governance Committee’s review, the related party must make a written submission to Quaker Houghton’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker Houghton, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker Houghton and its shareholders, as the Committee (or Chair) determines in good faith.

In 2019, Quaker consummated the Combination. The aggregate consideration for the outstanding share capital acquired by Quaker was (a) $170,828,827 in cash and (b) 4,329,176 shares of the Company’s common stock. The consideration was paid to the owners of Houghton, including Gulf Hungary, and certain members of Houghton management, some of whom are now officers or directors of Quaker Houghton. Because certain amounts of their respective consideration were held in escrow until scheduled releases under the Combination transaction documents, these officers or directors of Quaker Houghton received cash or shares from escrow in 2021 in the following amounts:

•	Mr. Michael J. Shannon, a current director of Quaker Houghton and formerly the Chief Executive Officer and a director of legacy Houghton: $53,770 in cash and 593 Quaker Houghton common shares.
•	Mr. Jeewat Bijlani, a Named Executive Officer of Quaker Houghton and formerly an executive officer of legacy Houghton: $184,389 in cash and 89 shares.
•	Dr. David Slinkman, a current executive officer of Quaker Houghton and formerly an executive officer of legacy Houghton: $162,765 in cash and 59 shares.
•	Ms. Kimberly Johnson, a former executive officer of Quaker Houghton and formerly an executive officer of legacy Houghton who departed the organization on February 14, 2022: $94,385 in cash.

Mr. Sanjay Hinduja, a current director of Quaker Houghton, served as a director of legacy Houghton and he, along with certain members of his family, including his immediate family (the “Hinduja Family”), beneficially owned approximately 98.7% of Houghton’s outstanding share capital prior to closing the Combination. From escrow releases in 2021, the Hinduja Family has received consideration of $12,954,940 and 182,181 shares. The shares have been issued to Gulf Hungary, which is ultimately owned by the Hinduja Family.

Houghton and, effective upon the Combination, now Quaker Houghton, sells various metalworking and other products to The Boeing Company (“Boeing”), the world’s largest aerospace company and leading manufacturer of commercial jetliners and defense, space and security systems. Mr. Osborne is currently the Senior Vice President, Operations and Total Quality for Boeing Defense, Space and Security. The annual sales by Quaker Houghton to Boeing in 2021 was approximately $1,247,000 and such sales are continuing

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

in 2022. The transactions are sales to Boeing of various metal working products and certain greases and are all under arms-length arrangements. Mr. Osborne is not involved in the transactions in any way and did not receive a commission or any other payment in connection with Quaker Houghton’s sales to Boeing.

In addition, Quaker Houghton purchases a Neodecanoic Acid from Hexion Inc. Hexion Inc. manufactures and sells a broad range of thermoset technologies, in a range of applications and industries. Mr. Shannon is currently on the Board of Directors of Hexion. The annual purchases by Quaker Houghton from Hexion in 2021 were approximately $627,163 and such purchases are continuing in 2022. The transactions are all under arms-length arrangements and Mr. Shannon is not involved in the transactions in any way.

2022 Proxy Statement | 71

PROPOSAL 2

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2022 is being submitted to our shareholders for ratification. PwC has been our independent registered public accounting firm since at least 1972. There is no requirement that the selection of PwC be submitted to our shareholders for ratification or approval. The Audit Committee and the Board, however, believe that Quaker Houghton’s shareholders should be given an opportunity to express their views on the selection. If the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the shareholders ratify the appointment of PwC at the annual meeting, the Audit Committee, in its discretion, may retain PwC or select a different registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our shareholders.

We anticipate that representatives of PwC will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PwC for audit services rendered during the years ended December 31, 2020 and 2021 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $7,304,000 and $5,983,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PwC for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2020 and 2021, totaled $30,000 and $103,128, respectively.

Tax Fees

Tax fees charged to us by PwC for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2020 and 2021, totaled $561,000 and $1,207,945, respectively.

All Other Fees

The fees billed to us by PwC for all other services rendered, primarily related to accounting research and disclosure software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December 31, 2020 and 2021, totaled $7,000 and $5,847, respectively.

Pre-Approval Policy

The Audit Committee has a policy governing the pre-approval of services provided by Quaker Houghton’s independent registered public accounting firm. The policy generally permits certain pre-approved services, but requires specific Audit Committee pre-approval for any pre-approved services that exceed the pre-approved fee levels and for services not otherwise generally pre-approved. The policy expressly

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PROPOSAL 2

prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services” unrelated to the audit. A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, tax services and certain other non-audit services that the Audit Committee determines would not impair the independence of the independent auditor. Audit and audit-related services include, among other things, internal control review, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits.

Internal control-related consulting is limited to assessing and recommending improvements to Quaker Houghton’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker Houghton’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PwC during the years ended December 31, 2020 and 2021, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

2022 Proxy Statement | 73

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of Quaker Houghton’s Board of Directors oversees Quaker Houghton’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at https://www.quakerhoughton.com by accessing the Investors/Corporate Governance section of our website. The Board of Directors has affirmatively determined that each member of the Audit Committee qualifies as an “independent” director under the current listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines.

As stated in its charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker Houghton’s financial statements or plan or conduct audits to determine that Quaker Houghton’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker Houghton’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker Houghton is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker Houghton’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee reviewed and discussed with management Quaker Houghton’s audited financial statements for the year ended December 31, 2021. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker Houghton’s independent registered public accounting firm, the matters required by the Public Company Accounting Oversight Board and the SEC, which includes, among other items, matters related to the conduct of the audit of Quaker Houghton’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker Houghton and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker Houghton and its related entities.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker Houghton’s Board of Directors that Quaker Houghton’s audited financial statements be included in Quaker Houghton’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee

Fay West, Chair

Donald R. Caldwell

Charlotte C. Decker

Jeffry D. Frisby

Ramaswami Seshasayee

74 | 2022 Proxy Statement	Quaker Houghton

GENERAL

General

Availability of Form 10-K and Annual Report to Shareholders

Additional copies of our Form 10-K and Annual Report to Shareholders are available without charge to shareholders upon written request to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the SEC, to be considered for inclusion in our proxy materials for our 2023 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than December 1, 2022. If the date of our 2023 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.

If a shareholder desires to submit a proposal for consideration at the 2023 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2023 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 10, 2023 but no earlier than January 11, 2023 (except that if the date of the 2023 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2022 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2023 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2023 annual meeting or, if the first public announcement of the date of the 2022 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This

2022 Proxy Statement | 75

GENERAL

list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2022 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” under the Corporate Governance section in this proxy statement. We did not receive any such proposals with respect to the 2022 Annual Meeting.

All proposals should be submitted in writing to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

Robert T. Traub

Senior Vice President, General Counsel and

Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2022

76 | 2022 Proxy Statement	Quaker Houghton

CORPORATE HEADQUARTERS

Quaker Houghton

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com.

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D67265-P64721

QUAKER HOUGHTON

Annual Meeting of Shareholders

May 11, 2022 8:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Andrew E. Tometich and Robert T. Traub, and each of them, as proxies of the undersigned, with full power of substitution and authority to act in the absence of the other, to vote all shares of common stock of Quaker Chemical Corporation, doing business as Quaker Houghton (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held live via the Internet at www.virtualshareholdermeeting.com/KWR2022 at 8:00 A.M., Eastern Time, on Wednesday, May 11, 2022, and at any adjournment or postponement thereof.

The undersigned also hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report on Form 10-K, for the year ended December 31, 2021.

This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors and “For” Proposal 2.

Continued and to be signed on reverse side

QUAKER HOUGHTON ATTN: ROBERT T. TRAUB 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 10, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KWR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 10, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

For comments and/or address changes, please send them via e-mail to: investor@quakerhoughton.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67264-P64721                                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

QUAKER HOUGHTON The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Mark A. Douglas	☐	☐	☐

	1b.	Sanjay Hinduja	☐	☐	☐

	1c.	William H. Osborne	☐	☐	☐

	1d.	Fay West	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date